EXHIBIT 4.5

IFCO SYSTEMS N.V.

2003 MANAGEMENT SHARE INCENTIVE PLAN

(January 14, 2003)

1. PURPOSE

The purpose of the Plan is to provide for the grant of Share Awards and Options to the Senior Managers to retain the Senior Managers, provide additional incentive to the Senior Managers, increase their interest in the Company’s welfare, and promote the success of the Company and its Subsidiaries.

2. DEFINITIONS

Unless the context clearly indicates otherwise, the following terms, when used in the Plan, shall have the meanings set forth in this Section:

(a) “Additional Award Shares” has the meaning given to it in Section 8(a).

(b) “Additional Option” means an option granted to a Senior Manager pursuant to Section 8(c) to purchase a specified number of Ordinary Shares.

(c) “Additional Restructuring Shares” means the remaining number of Ordinary Shares to be issued by the Company pursuant to the Restructuring as of the First Trading Day.

(d) “Additional Share Award” means an Award of Ordinary Shares granted to a Senior Manager pursuant to Section 8(a) for such consideration as set forth therein.

(e) “Allocation” has the meaning given to it in Section 4(a).

(f) “Award” means any right granted under the Plan, including any Share Award and or Option, whether granted singly or in combination, to a Senior Manager pursuant to the Plan.

(g) “Board” means the Board of Directors of the Company.

(h) “Cause”, for any Senior Manager, has the meaning given to it in Section 626 of the German Civil Code; provided, however, that if “Cause” or any substantially similar term is defined in such Senior Manager’s then-effective written employment agreement or contract between the Senior Manager and the Company or a Subsidiary, then such “Cause” shall have such meaning for purposes of the Plan.

(i) “Closing Price” means, on any Trading Day, the closing price per share of the Ordinary Shares on the Frankfurt Stock Exchange (meaning Parketthandel Börse Frankfurt).

(j) “Code” means the U.S. Internal Revenue Code of 1986, as it may be amended from time to time.

(k) “Company” means IFCO Systems N.V., a public company with limited liability, incorporated under the laws of the Netherlands.

(l) “Director” means any member of the Board, and who may be further identified by letter or other designation pursuant to the Company’s Articles of Association, as amended from time to time.

(m) “Disability”, for any Senior Manager, has the meaning given to it, or any substantially similar term, in such Senior Manager’s then-effective written employment agreement or contract between the Senior Manager and the Company or a Subsidiary. If the term is not defined or if such Senior Manager does not then have an employment agreement or contract with the Company or a Subsidiary, “Disability” means (i) the “disability” of a person as defined in a then effective long-term disability plan maintained by the Company that covers such person or (ii) if such a plan does not exist at any relevant time, the permanent and total disability of a person whereby he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(n) “Election” means any election by a Senior Manager pursuant to Section 4(c).

(o) “Employee” means any full-time employee of the Company or its Subsidiaries.

(p) “Employment Termination Date” means with respect to any Senior Manager the actual date of the termination of such Senior Manager’s active employment with the Company or any of its Subsidiaries.

(q) “Exercise Price” has the meaning given to it in Section 4(c).

(r) “First Trading Day” means January 13, 2003, the first day of trading of the Restructuring Shares on the Frankfurt Stock Exchange.

(s) “First Tranche” has the meaning given to it in Section 4(b).

(t) “First Warrant Exercise Date” means the first day of the Exercise Period (or Acceleration Offer Exercise Period) for the Warrants.

(u) “Fully Diluted Shares” means, for any date, the number of issued and outstanding Ordinary Shares, after giving effect to the issuance by the Company of (i) the Additional Restructuring Shares, (ii) the total number of Ordinary Shares subject to Restricted Share Awards that have been issued as of such date, and (iii) the total number of Ordinary Shares subject to Restricted Options that have been issued or are issuable as of such date; provided, however, that all other issuances of Ordinary Shares by the Company after the First Trading Day shall be excluded from the total number of Ordinary Shares issued and outstanding as of such date.

(v) “Initial Award Shares” has the meaning given to it in Section 3.

(w) “Option” means a Restricted Option or an Additional Option. For purposes of the Code, any Option under the Plan shall be a non-qualified stock option.

(x) “Option Agreement” means a written agreement evidencing the grant of an Option executed by the Company and the Senior Manager, including any amendments thereto. For an Option other than a Restricted Option allocated to the Second Tranche or the Third Tranche, the Option Agreement shall be in the form attached hereto as Annex A.

(y)     “Ordinary Shares” means ordinary shares of the Company, nominal value Euro 0.10 per share (or such other nominal value per share as adjusted by any capital reduction).

(z)     “Plan” means this 2003 Share Incentive Plan and as amended from time to time.

(aa)   “Purchase Price” has the meaning given to it in Section 4(c).

(bb)   “Restricted Option” means an option granted to a Senior Manager pursuant to the Plan to purchase a specified number of Ordinary Shares subject to such restrictions, if any, as set forth in the Plan.

(cc)   “Restricted Option Agreement” means an Option Agreement for a Restricted Option in the form attached hereto as Annex B.

(dd)   “Restricted Share Agreement” means a Share Agreement for a Restricted Share Award in the form attached hereto as Annex C.

(ee)   “Restricted Share Award” means an Award of Ordinary Shares granted to a Senior Manager pursuant to the Plan for such consideration and subject to such restrictions, if any, as set forth in the Plan.

(ff)    “Second Tranche” has the meaning given to it in Section 4(b).

(gg)   “Section” means a section of the Plan unless otherwise stated or the context otherwise requires.

(hh)   “Securities Act” means the U.S. Securities Act of 1933, as amended.

(ii)    “Senior Managers” means Karl Pohler, Michael W. Nimtsch, Wolfgang Orgeldinger, and David Russell.

(jj)    “Share Agreement” means a written agreement evidencing the grant of Share Award executed by the Company and the Senior Manager, including any amendments thereto. For a Share Award other than a Restricted Share Award, the Share Agreement shall be in the form attached hereto as Annex D.

(kk)   “Share Award” means a Restricted Share Award or an Additional Share Award.

(ll)     “Subsidiary” means any entity with respect to which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of securities of such entity.

(mm) “Terms and Conditions” means the Terms and Conditions of the Warrants attached hereto as Annex E.

(nn)   “Third Tranche” has the meaning given to it in Section 4(b).

(oo)   “30-Day Trading Average” means the average weighted Closing Price for the 30 consecutive Trading Days following the First Trading Day.

(pp) “Trading Day” means any day the Frankfurt Stock Exchange is open for the trading of equity securities.

(qq) “Tranche” means the First Tranche, Second Tranche, or Third Tranche.

(rr)  “Tranche Allocations” has the meaning given to it in Section 4(b).

(ss)  “Transaction” means merger, consolidation, sale of all the capital stock, or sale of all the assets of the Company.

(tt)   “Trustee/Escrow Agent” means (i) a Dutch foundation, the managing board of which consists of at least 50% of members of the Board, (ii) a company organized under the laws of, and having its business address in, a country other than the Netherlands that is not a subsidiary or affiliate of the Company, or (iii) a German notary who is residing in Germany.

Capitalized terms not otherwise defined in the Plan shall have the meaning given to them in the Terms and Conditions.

3. ORDINARY SHARES SUBJECT TO THE PLAN

Subject to adjustment pursuant to Section 12, the total number of Ordinary Shares with respect to which Awards may be granted under the Plan shall be (a) initially, 2,300,000 Ordinary Shares (“Initial Award Shares”) (which constitutes 5% of the Fully Diluted Shares as of the First Trading Day) and (b) the Additional Award Shares. If, prior to exercise, any Options are forfeited, lapse, or terminate for any reason, the Ordinary Shares covered thereby shall not again be available for Option grants under the Plan.

In no event shall the total number of Initial Award Shares, or the total number of Initial Award Shares and Additional Awards Shares, ever constitute more than 5% of the Fully Diluted Shares on any date and such total number may constitute a lower percentage of the issued and outstanding Ordinary Shares in the event of a capital increase of the Company other than with respect to the issuance by the Company of (a) the Initial Award Shares or Additional Award Shares, (b) the Additional Restructuring Shares, and (c) Ordinary Shares upon exercise of the Warrants.

4. ALLOCATION OF INITIAL AWARDS; ELECTIONS

(a) Total Allocations. The Initial Award Shares shall be granted to the Senior Managers either pursuant to Restricted Share Awards or Restricted Options, and shall be allocated among the Senior Managers as follows (with respect to each Senior Manager, the “Allocation”):

Senior Manager	Initial Award Shares
Karl Pohler	1,000,000
Michael Nimtsch	475,000
Wolfgang Orgeldinger	475,000
Dave Russell	350,000

(b) Tranche Allocations. The Allocations shall be further allocated among three tranches, as follows (with respect to each Senior Manager, the “Tranche Allocations”):

(i) One third of the Allocations (the “First Tranche”) shall be further allocated as follows among the Senior Managers:

Senior Manager	Initial Award Shares
Karl Pohler	333,333
Michael Nimtsch	158,333
Wolfgang Orgeldinger	158,333
Dave Russell	116,666

(ii) One third of the Allocations (the “Second Tranche”) shall be further allocated as follows among the Senior Managers:

Senior Manager	Initial Award Shares
Karl Pohler	333,333
Michael Nimtsch	158,333
Wolfgang Orgeldinger	158,333
Dave Russell	116,666

(iii) One third of the Allocations (the “Third Tranche”) shall be further allocated as follows among the Senior Managers:

Senior Manager	Initial Award Shares
Karl Pohler	333,334
Michael Nimtsch	158,334
Wolfgang Orgeldinger	158,334
Dave Russell	116,668

(c) Elections. No later than January 13, 2003, each Senior Manager shall have made the elections set forth in this subsection (each an “Election”), based on the Senior Manager’s Allocation, with respect to Restricted Share Awards and Restricted Options to be granted to the Senior Manager. The Elections shall be made by giving written notice thereof to the Company’s Chairman of the Board. The Elections are as follows:

(i) Based on the Senior Manager’s Allocation, the Senior Manager shall elect the total number of Ordinary Shares to be specified in Restricted Share Awards granted to the Senior Manager (if any). The balance of the Senior Manager’s Allocation shall be granted as Restricted Options. If a Senior Manager does not make the Election pursuant to this subsection, the full amount of the Senior Manager’s Allocation shall be granted as Restricted Options.

To the extent of Michael W. Nimtsch’s Election for Restricted Share Awards, (A) such Election may be subject to such Senior Manager’s ability, at his discretion, to obtain satisfactory financing, as determined by such Senior Manager, for the Purchase Price with respect to such Restricted Share Awards and (B) such Senior Manager shall have a period of four weeks from the First Trading Day in which to make payment in full to the Company with respect to such purchase. If such Senior Manager does not purchase any or all of such Restricted Share Awards by the end of such four-week period, such Senior Manager shall be entitled to Restricted Options to buy, at the

Exercise Price, the number of Ordinary Shares equal to the number of Ordinary Shares that would have be subject to the Restricted Share Awards not purchased. These additional Restricted Options shall be subject to the same allocation based on the Election pursuant to subsection (iii) below as the Restricted Share Awards they replace.

(ii) The Senior Manager shall elect whether the purchase price per Ordinary Share for any Restricted Share Award to be purchased (“Purchase Price”) and the exercise price per Ordinary Share for any Restricted Option (“Exercise Price”) shall be equal to (A) the Closing Price on the First Trading Day or (B) the 30-Trading Day Average, provided that the Purchase Price and the Exercise Price shall not be less than the nominal value per share of the Ordinary Shares. If a Senior Manager does not make the Election pursuant to this subsection, the Purchase Price and the Exercise Price shall be equal to the 30-Trading Day Average.

(iii) Based on the Election pursuant to subsection (i) above and the Tranche Allocations, the Senior Manager shall elect the Restricted Share Awards (if any) and the Restricted Options (if any) that shall be allocated to each of the First Tranche, Second Tranche and Third Tranche. For each Senior Manager, each Tranche may have a different amount of Restricted Share Award and Restricted Option allocated to it.

(d) Board Approval. Notwithstanding the foregoing, the actual grant of any Award pursuant to this Section must be approved and effected by the Board.

5. VESTING OF RESTRICTED SHARE AWARDS AND RESTRICTED OPTIONS

(a) First Tranche. For each Senior Manager, any Restricted Share Award and any Restricted Option allocated to the First Tranche shall be fully vested and immediately exercisable upon the date of grant of the respective Award.

(b) Second Tranche. For each Senior Manager, any Restricted Share Award and any Restricted Option allocated to the Second Tranche shall vest (and any Restricted Option shall only be exercisable) as follows:

(i) 40% of the Second Tranche shall vest when the Closing Price has been above EUR 3.00 for 30 Trading Days in 2003 and/or 2004;

(ii) 30 % of the Second Tranche shall vest after December 31, 2003 when the Closing Price has been above EUR 4.00 for 30 Trading Days in 2004 and/or 2005; and

(iii) the remaining 30% of the Second Tranche shall vest after December 31, 2004 when the Closing Price has been above EUR 5.00 for 30 Trading Days in 2004 and/or 2005.

If there is any Transaction, an amount equal to the gross value of any consideration per Ordinary Share payable or deliverable to the holders of issued and outstanding Ordinary Shares or otherwise allocable to the Ordinary Shares on the closing of the Transaction shall be deemed to be the Closing Price for 30 Trading Days for purposes of this subsection.

(c) Third Tranche. For each Senior Manager, any Restricted Share Award and any Restricted Option allocated to the Third Tranche shall vest (and any Restricted Option shall only be exercisable) on the First Warrant Exercise Date based upon an exchange ratio for vesting purposes that is proportional to the number of Ordinary Shares for which Warrants are exercisable pursuant to the Terms and Conditions, however determined. For purposes of illustration, (i) if the Warrants are not exercisable for any Ordinary Shares, then 0% of the Third Tranche shall vest, and (ii) if each Warrant is exercisable for 16.9 Ordinary Shares, then 60% of the Third Tranche shall vest.

(d) Priority of Vesting. If there is less than 100% vesting for a Tranche, Restricted Share Awards shall vest before Restricted Options.

6. TERMS AND CONDITIONS OF SHARE AWARDS

(a) Form of Share Award. Each Restricted Share Award allocated to the Second Tranche or the Third Tranche shall be evidenced by a Restricted Share Agreement. All other Share Awards shall be evidenced by a Share Agreement.

(b) Execution; Payment. With respect to Restricted Share Awards, pursuant to the Senior Manager’s Election, the Senior Manager shall execute a Restricted Share Agreement for each Restricted Share Award and shall deliver to the Company cash, certified check, bank draft, postal money order, or wire transfer of funds payable to the order of the Company for an amount equal to the Senior Manager’s Purchase Price for the number of Ordinary Shares subject to such Restricted Share Awards.

(c) Restrictions. Restricted Share Awards allocated to the Second Tranche or the Third Tranche shall be subject to the following restrictions:

(i) Trust or Escrow. The Ordinary Shares subject to such Restricted Share Awards shall be issued by the Company to a Trustee/Escrow Agent to be held in trust or escrow (or similar arrangement) for the benefit and on account of the respective Senior Managers. The trust or escrow (or similar) arrangement shall be evidenced by an appropriate instrument executed by the Company, the Senior Manager, and the Trustee/Escrow Agent. The sole purpose of such trust or escrow shall be to preserve the right of the Company pursuant to subsection (iii) below to exercise its option to repurchase such Ordinary Shares. The Trustee/Escrow Agent shall not exercise, or be required to exercise, any discretion with respect to the transfer of any such Ordinary Shares, pursuant to this subsection (c).

(ii) Transfer Restrictions. For the time that such Ordinary Shares are held in trust or escrow pursuant to this subsection (c), the Senior Manager may not, directly or indirectly, sell, transfer, exchange, or otherwise dispose of such Ordinary Shares. To the extent permitted under applicable law, the Senior Manager shall be entitled to pledge or hypothecate any of such Ordinary Shares, provided that the pledgee with respect to such pledge agrees in writing, for the benefit of the Company, that such pledged Ordinary Shares shall continue to be held in trust or escrow pursuant to this subsection (c) until vesting may be determined pursuant to the provisions of Section 5 and shall otherwise first be subject to this subsection (c), including, without limitation, the Company’s repurchase option pursuant to subsection (iii) below.

(iii) No Vesting; Repurchase Option. To the extent such Ordinary Shares do not vest pursuant to the provisions of Section 5, the Company shall have an option to repurchase up to such number of unvested Ordinary Shares for an amount equal to the

Senior Manager’s aggregate Purchase Price for the number of unvested Ordinary Shares stated in the Company’s exercise of its repurchase option plus interest at a rate per annum of 5.5% for the period beginning on January 13, 2003 and ending on the date of the Company’s exercise of its repurchase option, which amount shall be promptly paid to the Senior Manager. Notwithstanding the foregoing sentence, the Company’s repurchase option shall only be exercised when and to the extent permitted under the laws of the Netherlands, including any approval of a general meeting of the Company’s shareholders that may be required under such laws. If the Company determines not to exercise its option to repurchase such unvested Ordinary Shares pursuant to this subsection, the Senior Manager shall be entitled to receive such Ordinary Shares free of restrictions pursuant to this subsection (c). If the Company cannot legally exercise such repurchase option, the period in which the Company may determine to exercise such repurchase option shall automatically be extended pursuant to subsection (iv) below. Each Restricted Share Agreement for such Restricted Share Awards shall require that the Senior Manager, by his acceptance of the Restricted Share Award, shall irrevocably grant to the Company a power of attorney to transfer any unvested Ordinary pursuant to the Company to the extent of its exercise of such repurchase option pursuant to the terms of this subsection and provide for the Senior Manager’s agreement to execute any documents requested by the Company in connection with such transfer.

(iv) Notice to Trustee/Escrow Agent. Within 15 days after any vesting with respect to the Second Tranche or the Third Tranche may be determined pursuant to Section 5, the Company shall give written notice, signed by a Director B and a Director C, to the Trustee, stating (A) the Board’s determination (or, in the absence of a Board determination within such 15 days, the determination of such Director B and Director C on behalf of the Board) of the number of such Ordinary Shares that have vested pursuant to Section 5, (B) to the extent of such vesting, instructions to the Trustee/Escrow Agent to transfer promptly such number of vested Ordinary Shares to the respective Senior Manager free of restrictions pursuant to this subsection (c), (C) with respect to the number of such Ordinary Shares that have not vested (if determinable at such time), notice to the Trustee/Escrow Agent whether and to what extent the Company is exercising its repurchase option pursuant to subsection (iii) above, (D) with respect to the number of such Ordinary Shares that have not vested and for which the Company has determined to exercise such repurchase option, instructions to the Trustee/Escrow Agent to transfer promptly any such Ordinary Shares to the Company and providing evidence of the Company’s payment to the respective Senior Manager of the Purchase Price for such Ordinary Shares plus interest pursuant to subsection (iii) above, and (E) with respect to the number of such Ordinary Shares that have not vested and for which the Company has determined not to exercise such repurchase option, instructions to the Trustee/Escrow Agent to transfer promptly any such Ordinary Shares to the respective Senior Manager free of restrictions pursuant to this subsection (c). If, with respect to clause (C) above, the Company cannot then legally exercise such repurchase option, the period in which the Company may determine to exercise such repurchase option shall automatically be extended beyond the original 15-day period until such time as the Company may legally exercise such repurchase option.

(d) With respect to any Restricted Share Award allocated to the Second Tranche or the Third Tranche, if the Trustee/Escrow Agent is not a Dutch foundation (the managing board of which consists of at least 50% of members of the Board), then (i) outside a restricted circle no offer is or will be made with respect to Ordinary Shares subject to such Restricted Share Awards to persons who are resident in the Netherlands and (ii) any such offer shall comply with the laws and regulations of any country where the person or entity to whom an offer is made is resident.

(e) Dividends and Voting.

 (i) A Senior Manager shall have the right to receive dividends with respect to the Ordinary Shares subject to a Share Award granted to the Senior Manager, to vote such Ordinary Shares, and to enjoy all other shareholder rights with respect to such Ordinary Shares.

 (ii) With respect to Ordinary Shares subject to Restricted Share Awards to the Senior Manager allocated to the Second Tranche or the Third Tranche, for the time that such Ordinary Shares are held in trust or escrow pursuant to subsection (c) above, the Senior Manager (A) shall receive from the Trustee/Escrow Agent on first demand all dividends or other payments given by the Company to the holders of issued and outstanding Ordinary Shares and (B) may at any time give instructions to the Trustee/Escrow Agent how to exercise the voting rights with respect to such Ordinary Shares at any general meeting of the Company’s shareholder’s and may, at such Senior Manager’s request, obtain an appropriate power of attorney and/or proxy from the Trustee/Escrow Agent in order to attend any such general meeting and to vote such Ordinary Shares directly.

7. TERMS AND CONDITIONS OF OPTIONS

(a) Form of Option Grant. Each Restricted Option allocated to the Second Tranche or the Third Tranche shall be evidenced by a Restricted Option Agreement. All other Options shall be evidenced by an Option Agreement.

(b) Date of Grant. The date of grant of an Option will be the date on which the Board makes the determination to grant such Option unless otherwise specified by the Board. The Option Agreement evidencing the Option, executed by the Company, will be delivered to the Senior Manager promptly after the date of grant.

(c) Exercise Period. Options shall be exercisable for a period of three years from the date of vesting.

(d) Transferability of Options. Options granted under the Plan, and any interest therein, shall not be transferable or assignable by the Senior Manager except as provided in this subsection, and may not be made subject to execution, attachment, or similar process, otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Senior Manager only by the Senior Manager; provided, however, that the Senior Manager’s legal representative may exercise his Options following his death to the extent exercisable. Notwithstanding the preceding sentence, Options may be transferred to such family members, family member trusts, family limited partnerships, and other family member entities as the Board, in its sole discretion, may approve prior to any such transfer.

(e) Termination.

 (i) Each Option shall automatically terminate if not exercised within three years after the date of vesting.

 (ii) Each Restricted Option allocated to the Second Tranche or the Third Tranche shall automatically terminate if it does not vest pursuant to the provisions of Section 5.

8. ADDITIONAL AWARDS

(a) Additional Award Shares. In the event that Warrants become exercisable pursuant to the Terms and Conditions, the Senior Managers shall have anti-dilution protection with respect to Ordinary Shares issued upon exercise of the Warrants. Each Senior Manager shall be entitled to be granted an additional, fully vested Share Award (an “Additional Share Award”) to purchase from the Company up to such number of Ordinary Shares (“Additional Award Shares”), upon payment of such Manager’s Purchase Price for the Additional Award Shares purchased, as would be necessary in the aggregate for the Senior Manager, after giving effect to the issuance of the Ordinary Shares upon exercise of the Warrants and the Additional Award Shares, to maintain the percentage of Fully Diluted Shares immediately prior to the First Warrant Exercise Date represented by the number of Ordinary Shares subject to the Senior Manager’s Restricted Share Awards and Restricted Options that have vested pursuant to Section 5 as of the First Warrant Exercise Date (including any Ordinary Shares issued upon the exercise of vested Restricted Options). In calculating the number of Additional Award Shares, any adjustment made pursuant to Section 9(d) shall in no event be counted twice.

(b) Notice; Payment. Promptly following the end of the Exercise Period, the Company shall give notice to each Senior Manager of the number of Ordinary Shares issued upon exercise of the Warrants and the number of Additional Award Shares subject to an Additional Share Award to which the Senior Manager shall be entitled. Each Senior Manager shall have 15 days from the date of such notice to agree to purchase up to such number of Additional Award Shares by giving written notice to the Company, stating therein the number of Additional Award Shares subject to an Additional Share Award to be purchased by the Senior Manager, executing a Share Agreement for such Additional Share Award, and deliver to the Company cash, certified check, bank draft, postal money order, or wire transfer of funds payable to the order of the Company for an amount equal to the Senior Manager’s Purchase Price for such number of Additional Award Shares.

(c) Alternative of Additional Options. Notwithstanding the foregoing provisions of this Section, each Senior Manager may elect, in the written notice to the Company pursuant to subsection (b) above, to receive a grant of fully vested additional options to buy the number of Additional Award Shares not purchased (an “Additional Option”). Any Additional Option shall be exercisable for a period of three years from the date of grant. The exercise price per Ordinary Share for any Additional Option shall be such Senior Manager’s Exercise Price.

(d) Board Approval. Notwithstanding the foregoing, the actual grant of any Award pursuant to this Section must be approved by the Board.

9. GENERAL TERMS AND CONDITIONS

(a) Source of Ordinary Shares. Ordinary Shares issuable under the Plan may be authorized but unissued Ordinary Shares or reacquired Ordinary Shares.

(b) Bearer Shares. Ordinary Shares issuable under the Plan shall be issued as bearer shares. They shall be reflected on the Company’s German share registry and included in the clearing system of Clearstream Banking AG, Frankfurt am Main, Germany; provided, however, that Ordinary shares subject to Restricted Share Awards allocated to the Second Tranche or Third Tranche, for the time that such Ordinary Shares are held or to be held in trust or escrow pursuant to Section 6(c), shall be issued in a separate global certificate (which may or may not, as determined by the Board, be included in the clearing system of Clearstream Banking AG).

(c) U.S. Registration. Awards granted under the Plan and Ordinary Shares issuable pursuant to Awards have not been registered under the Securities Act or other securities laws of the United States or any state of the United States. Neither such Awards, such Ordinary Shares, nor any interest or participation therein may be reoffered, sold, assigned, transferred, hypothecated, or otherwise disposed of in the absence of such registration or unless such transaction is exempt from, or not subject to, registration under the Securities Act and all applicable securities laws of other jurisdictions of the United States.

(d) Adjustment to Table A. For purposes of the Plan, to the extent required pursuant to Section 4.3 of the Restructuring Agreement, an adjustment will be made to Table A of the Terms and Conditions to reflect the issuance of equity to the Senior Managers pursuant to the Plan.

(e) No Fractional Ordinary Shares. No fractional Ordinary Shares shall be subject to Awards or shall vest. If the number of Ordinary Shares that would be subject to an Award or the number of Ordinary Shares that would vest pursuant to any provision of Section 5 is not a whole number, such number shall be rounded down to the nearest whole number.

(f) Other Conditions. No Ordinary Shares shall be issued, repurchased, or transferred under the Plan unless and until all applicable legal requirements have been complied with to the satisfaction of the Board. The Board shall have the right to impose such other conditions on any Ordinary Shares issuable under the Plan, including restrictions on the issuance of the Ordinary Shares or any subsequent disposition of the Ordinary Shares as the Board shall deem necessary or advisable as a result of (i) any applicable law, regulation, or official interpretation thereof, (ii) the requirements of any stock exchange or national market system upon which Ordinary Shares are then listed or quoted, (iii) any underwriting agreement with respect to an public equity offering by the Company, or (iv) the Company’s insider trading policy.

10. EXERCISE OF OPTIONS

(a) Notice; Payment. A Senior Manager shall exercise an Option by delivery of written notice to the Company setting forth the number of Ordinary Shares with respect to which the Option is to be exercised, together with cash, certified check, bank draft, postal money order, or wire transfer of funds payable to the order of the Company for an amount equal to the Senior Manager’s Exercise Price for such number of Ordinary Shares. A Senior Manager may not, however, exercise an Option if such exercise would violate applicable laws or regulations with respect to insider trading or the Company’s insider trading policy. The Board may, in its sole discretion, permit a Senior Manager to pay all or a portion of the Exercise Price through any cashless exercise procedure that is acceptable to the Board, permitted under the law of the Netherlands, and facilitated through a sale of Ordinary Shares.

(b) Withholding Taxes. The Board may establish such rules and procedures as it considers desirable in order to satisfy any obligation of the Company to withhold the statutory prescribed minimum amount of income taxes or other taxes of any country, state, or local jurisdiction with respect to the exercise of any Option. Prior to issuance of Ordinary Shares upon exercise of an Option, the Company shall have the right to require that the Senior Manager shall pay or make adequate provision acceptable to the Board for the satisfaction of the statutory minimum prescribed amount of any country, state, or local income or other tax withholding obligations of the Company, if applicable, incurred by reason of the exercise of the Option.

11. TERMINATION OF EMPLOYMENT

(a) Involuntary Termination for Cause. If a Senior Manager ceases to be an Employee and the termination of employment is by the Company or a Subsidiary for Cause, all of the Senior Manager’s Restricted Share Awards that have not vested pursuant to Section 5 and all of the Senior Manager’s outstanding Options shall immediately terminate on the Employment Termination Date.

(b) Involuntary Termination for Business Reasons. If a Senior Manager ceases to be an Employee and the termination of employment is by the Company or a Subsidiary for business reasons other than Cause, death, or Disability:

 (i) the Senior Manager shall retain all Ordinary Shares subject to (A) the Senior Manager’s Restricted Share Awards that have vested, or would have vested within six months after the Employment Termination Date but for the termination of employment, pursuant to Section 5, and (B) the Senior Manager’s Additional Share Awards;

 (ii) the Senior Manager may exercise (when exercisable) for a period of six months following the Employment Termination Date all of the Senior Manager’s outstanding (A) Restricted Options that have vested and are exercisable, or would have vested and become exercisable within six months after the Employment Termination Date but for the termination of employment, pursuant to Section 5 and (B) Additional Options; and

 (iii) all of the Senior Manager’s other Restricted Share Awards and Restricted Options shall immediately terminate on the Employment Termination Date.

Any termination of employment of a Senior Manager for business reasons other than Cause, death, or Disability must be reasonably determined by the affirmative vote of at least four of the Directors B and Directors C acting in good faith.

(c) Termination Because of Death or Disability. If a Senior Manager ceases to be an Employee due to death or Disability, the Senior Manager may exercise for a period of one year following the Employment Termination Date all of the Senior Manager’s outstanding (i) Restricted Options that have vested and are exercisable pursuant to Section 5 and (ii) Additional Options. Subject to the foregoing, in the event of death, Options may be exercised by a Senior Manager’s legal representative to the extent otherwise exercisable. All of the Senior Manager’s other Restricted Share Awards and Restricted Options shall immediately terminate on the Employment Termination Date.

(d) Voluntary Termination by the Senior Manager. If a Senior Manager ceases to be an Employee due to his voluntary termination of employment, the Senior Manager may exercise for a period of three months following the Employment Termination Date all of the Senior

Manager’s outstanding (i) Restricted Options that have vested and are exercisable pursuant to Section 5 and (ii) Additional Options. All of the Senior Manager’s other Restricted Share Awards and Restricted Options shall immediately terminate on the Employment Termination Date.

(e) General. In all cases pursuant to this Section, a Senior Manager shall retain all Ordinary Shares (i) subject to Restricted Share Awards that have vested and Additional Share Awards or (ii) that have been issued upon the exercise of vested Restricted Options or Additional Options.

12. ADJUSTMENT UPON CHANGES IN CAPITALIZATION AND CORPORATE EVENTS.

(a) Capital Adjustments. The number of Ordinary Shares covered by each outstanding Award granted under the Plan, the Purchase Price or Exercise Price of such outstanding Award, and any other terms of the Award that the Board reasonably determines require adjustment, shall be adjusted to reflect, as deemed appropriate by the Board, any increase or decrease in the number of Ordinary Shares resulting from a stock dividend, stock split, reverse stock split, share consolidation, combination, reclassification, or similar change in the capital structure of the Company without receipt of consideration, subject to any required action by the Board or the shareholders of the Company and compliance with applicable securities laws; provided, however, that a fractional share will not be issued upon exercise of any Award, and the number of Ordinary Shares issuable under the Award will be rounded down to the nearest whole number, as determined by the Board. Except as the Board determines, no issuance by the Company of shares of capital stock of any class, or securities convertible into shares of capital stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Ordinary Shares subject to an Award.

(b) Dissolution or Liquidation. The Committee shall notify the Senior Managers at least 20 days prior to any proposed dissolution or liquidation of the Company. Unless provided otherwise in an individual Restrictive Share Agreement or in a then-effective written employment agreement or contract between the Senior Manager and the Company or a Subsidiary, to the extent that an Award has not been previously exercised, the restrictions relating to a Restricted Share Award pursuant to Section 6(c) have not lapsed and the Company’s repurchase rights therein have not expired and are then exercisable by the Company, any such Restricted Share Award shall be forfeited and the Ordinary Shares subject to such Award shall be transferred to the Company by the Trustee/Escrow Agent upon notice from the Company pursuant to this Section immediately prior to consummation of such dissolution or liquidation, and such Award shall terminate immediately prior to consummation of such dissolution or liquidation.

13. ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Board. Subject to the express provisions of the Plan, the Board shall have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of Option Agreements hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. Any controversy or claim arising out of or related to the Plan or the Awards granted hereunder shall be determined unilaterally by, and at the sole discretion of, the Board.

14. EFFECT OF PLAN

(a) No Other Rights. Neither the adoption of the Plan nor any action of the Board shall be deemed to give any Senior Manager any right to be granted an Award or any other rights, except as may be evidenced by the Share Agreement or Option Agreement, or any amendment thereto, duly authorized by the Board, and executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation or other transaction involving the Company, any issue of bonds, debentures, or preference shares ahead of or affecting the Ordinary Shares or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding by or for the Company. Nothing contained in the Plan or in any Share Agreement, Option Agreement or in other related documents shall confer upon any Senior Manager any right with respect to such person’s continuing service as an Employee or interfere or affect in any way with the right of the Company or a Subsidiary to terminate such Senior Manager’s employment at any time, with or without Cause.

(b) Compliance with Laws and Regulation. The issuance of Ordinary Shares pursuant to the Plan to Senior Managers or to their legal representatives shall be subject to any applicable taxes and other laws or regulations of the Federal Republic of Germany, the United States, the Netherlands or of any other country or any state having jurisdiction thereof.

15. NO EFFECT ON RETIREMENT AND OTHER BENEFIT PLANS

Except as specifically provided in a retirement or other benefit plan of the Company or a Subsidiary, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Subsidiary, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the U.S. Employee Retirement Income Security Act of 1974, as amended.

16. AMENDMENT OR TERMINATION OF PLAN

The Board in its discretion may, at any time or from time to time after the date of adoption of the Plan, amend the Plan in any respect, including amendment of any form of Share Agreement, Option Agreement, exercise agreement or instrument to be executed pursuant to the Plan; provided, however, to the extent necessary to comply with applicable laws or regulations or the applicable requirements of any stock exchange or national market system, the Company shall obtain shareholder approval of any Plan amendment in such manner and to such a degree as required. Any amendment of the Plan shall not affect Awards previously granted, and such Awards shall remain in full force and effect as if the Plan had not been amended, unless mutually agreed otherwise in a writing (including a Share Agreement or an Option Agreement) signed by the Company and the Senior Manager.

17. EFFECTIVE DATE OF PLAN

The Plan is effective upon its adoption by the Board.

18. SEVERABILITY AND REFORMATION

The Company intends all provisions of the Plan to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of the Plan is too broad to be enforced as written, the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of the Plan is held to be wholly illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable and severed, and the Plan shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of the Plan shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

19. GOVERNING LAW

The Plan shall be construed and interpreted in accordance with the laws of the Netherlands.

20. INTERPRETATION

Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and visa versa. The term “include” or “including” does not denote or imply any limitation. The captions and headings used in the Plan are inserted for convenience and shall not be deemed a part of the Plan for construction or interpretation.

Annex A

IFCO SYSTEMS N.V.

OPTION AGREEMENT

This Option Agreement (the “Agreement”) is made on [Date] and certifies that, pursuant to the IFCO Systems N.V. 2003 Management Share Incentive Plan (the “Plan”), the Board of Directors of IFCO Systems N.V. (the “Company”) has granted an option (an “Option”) to Optionee to purchase Ordinary Shares of the Company, as follows:

Name and Address of “Optionee”:

[Name]
[Address]

Type of Option: [Restricted Option allocated to First Tranche] [Additional Option]

Number of Ordinary Shares Subject to Option:	[Grant Number]

Exercise Price: EUR 1.40

“Date of Grant”: [Date][1]

Vesting: The Option vests immediately upon the Date of Grant.

Terms and Conditions: The Option is subject to all the terms and conditions of the Plan, a copy of which has been furnished with this Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan.

Stock Option Agreement: Optionee must sign and return this Agreement. The Option will be forfeited and may not be exercised if this Agreement is not promptly signed and returned and, in any event, no later than upon demand by the Company. Execution and return of this Agreement shall be a condition precedent to the issuance of any Ordinary Shares upon the exercise of the Option.

Exercise: The Option shall be exercisable for a period of three years from the date of grant (since immediately vested) and shall expire on [Date]2 to the extent not exercised or terminated earlier. Exercise of the Option is otherwise governed by Section 10 of the Plan. In connection with any exercise of the Option, the Company and the Optionee shall enter into a Share Agreement in the form of Annex D attached to the Plan.

[Additional Options: Pursuant to Section 8 of the Plan, under certain circumstances, Optionee shall have the right to be granted Additional Awards in the form of Additional Share Awards and/or Additional Options.]3

Termination: If Optionee ceases to be an Employee, the Option shall be subject to Section 11 of the Plan and shall only be exercisable to the extent set forth therein.

Amendment: Any amendment of the Plan shall not affect the Option, and the Option shall remain in full force and effect as if the Plan had not be been amended, unless mutually agreed otherwise in a writing signed by the Company and Optionee This Agreement may not otherwise be amended except as mutually agreed in a writing signed by the Company and Optionee.

Counterparts: This Agreement may be signed in two or more counterparts.

1

IFCO SYSTEMS N.V.	IFCO SYSTEMS N.V.

By:	By:
name:	name:
position:	position:
place:	place:
date:	date:

OPTIONEE:

name: place: date:

[1]	January 13, 2003 is the Date of Grant for Restricted Options. For Additional Options, insert date of grant as determined by Board of Directors.
[2]	January 13, 2006 is the termination date for Restricted Options allocated to the First Tranche. For Additional Options, the termination date is the third anniversary of the date of grant as determined by Board of Directors.
[3]	This paragraph is only applicable for Restricted Options. It should be deleted for Additional Options.

2

Annex B

IFCO SYSTEMS N.V.

RESTRICTED OPTION AGREEMENT

This Restricted Option Agreement (the “Agreement”) is made on [Date] and certifies that, pursuant to the IFCO Systems N.V. 2003 Management Share Incentive Plan (the “Plan”), the Board of Directors of IFCO Systems N.V. (the “Company”) has granted an option (an “Option”) to Optionee to purchase Ordinary Shares of the Company, as follows:

Name and Address of “Optionee”:

[Name]
[Address]

Type of Option:	Restricted Option allocated to [Second] [Third] Tranche

Number of Ordinary Shares Subject to Option:	[Grant Number]

Exercise Price:	EUR 1.40

“Date of Grant”:	January 13, 2003

Vesting: The Option shall vest pursuant to Section 5 of the Plan and the [Second] [Third] Tranche vesting schedule set forth therein. If the number of Ordinary Shares that would otherwise vest pursuant to such vesting schedule is not a whole number, then such number will be rounded down to the nearest whole number.

Terms and Conditions: The Option is subject to all the terms and conditions of the Plan, a copy of which has been furnished with this Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan.

Stock Option Agreement: Optionee must sign and return this Agreement. The Option will be forfeited and may not be exercised if this Agreement is not promptly signed and returned and, in any event, no later than upon demand by the Company. Execution and return of this Agreement shall be a condition precedent to the issuance of any Ordinary Shares upon the exercise of the Option.

Exercise: Only the vested portion of the Option may be exercised, and any vested portion shall be exercisable for a period of three years from the date of vesting, subject to “Termination” below. Exercise of the Option is otherwise governed by Section 10 of the Plan. In connection with any exercise of the Option, the Company and the Optionee shall enter into a Share Agreement in the form of Annex D attached to the Plan.

Additional Options: Pursuant to Section 8 of the Plan, under certain circumstances, Optionee shall have the right to be granted Additional Awards in the form of Additional Share Awards and/or Additional Options.

Termination: If Optionee ceases to be an Employee, the Option shall be subject to Section 11 of the Plan and shall only be exercisable to the extent set forth therein.

Amendment: Any amendment of the Plan shall not affect the Option, and the Option shall remain in full force and effect as if the Plan had not be been amended, unless mutually agreed otherwise in a writing signed by the Company and Optionee This Agreement may not otherwise be amended except as mutually agreed in a writing signed by the Company and Optionee.

1

Counterparts: This Agreement may be signed in two or more counterparts.

IFCO SYSTEMS N.V.	IFCO SYSTEMS N.V.

By:	By:
name:	name:
position:	position:
place:	place:
date:	date:

OPTIONEE:

name: place: date:

2

ANNEX C

[RESTRICTED SHARE AGREEMENT]

[Intentionally Omitted]

HOUTHOFF BURUMA

ADVOCATEN	NOTARISSEN	BELASTINGADVISEURS

Annex D

SHARE AGREEMENT

This agreement (“Share Agreement”) is made on <date> between:

I.	IFCO Systems N.V., a public limited company (naamloze vennootschap), incorporated under the laws of the Netherlands, with its registered seat in Amsterdam, The Netherlands, duly represented by <*> and <*>, (the “Company”);

II.	[Name Senior Manager], living at <*>, <city>, <country> (the “Senior Manager”);

Recitals:

A.	On 14 January 2003, the Board of the Company has adopted the 2003 Management Share Incentive Plan (the “MSIP”). Unless stated otherwise, capitalised terms shall have the meaning set forth in the MSIP. Unless stated otherwise, capitalised terms shall have the meaning set forth in the MSIP. This agreement is a Share Agreement as referred to in the MSIP.

B.	<*>[USE FOR RESTRICTED SHARE AWARDS] In accordance with the MSIP, the Senior Manager has made an Election to acquire <*> bearer ordinary shares in the share capital of the Company (the “Shares”) as a Restricted Share Award. In accordance with Section 4(d) of the MSIP, the Board has approved the Restricted Share Award [and has resolved to issue the Shares under exclusion of pre-emptive rights of existing shareholders].

<*>[USE FOR ADDITIONAL SHARE AWARDS] In accordance with the MSIP, the Senior Manager has made elected to acquire <*> bearer ordinary shares in the share capital of the Company (the “Shares”) as an Additional Share Award. In accordance with Section 8(d) of the MSIP, the Board has approved the Additional Share Award [and has resolved to issue the Shares under exclusion of pre-emptive rights of existing shareholders].

<*>[USE FOR SHARES ISSUED UPON EXERCISE OF OPTIONS] In accordance with the MSIP, the Senior Manager has been granted a [Restricted] [Additional] Option to acquire, amongst others, <*> bearer ordinary shares in the share capital of the Company (the “Option Shares”). The [Restricted] [Additional] Option has been granted under exclusion of pre-emptive rights of existing shareholders. In accordance with the terms of the [Restricted] Option Agreement, the Senior Manager has exercised the Option to acquire [all] [<*> of] the Option Shares (the “Shares”).

C.	Through this Share Agreement, the Company wishes to perform its obligations under the MSIP [and the Restricted Option Agreement] by [transferring][issuing] the Shares to the Senior Manager.

1/3

HOUTHOFF BURUMA

ADVOCATEN	NOTARISSEN	BELASTINGADVISEURS

It is hereby agreed as follows:

1.	<*>[USE FOR ISSUANCES OF NEW SHARES] Issue of the Shares

1.1.	The Company hereby issues the Shares to the Senior Manager who hereby accepts the Shares.

1.2.	The Shares will first participate in the profits of the Company with respect to financial year <*> .

1.3.	The issue price amounts to EUR <*> per Share. The Company has received the amount of EUR <*> from the Senior Manager in payment for the Shares. The Company hereby gives an acquittance for the fulfilment of the obligation to pay for the Shares.

1.4.	Any payment made in excess of the nominal value of the Shares shall be treated as share premium.

1.5.	Any capital duty that may become due and owing as a result of the issue of the Shares shall be borne by the Company.

1.6.	The Shares shall be included as bearer shares in the clearing system of Clearstream Banking AG.

1.	<*>[USE FOR TRANSFERS OF OUTSTANDING SHARES OWNED BY THE COMPANY]
Transfer of the Shares

1.1.	The Company hereby transfers the Shares to the Senior Manager who hereby accepts the shares.

1.2.	The transfer price amounts to EUR <*> per Share. The Company has received the amount of EUR <*> from the Senior Manager in payment for the Shares. The Company hereby gives an acquittance for the fulfilment of the obligation to pay for the Shares.

1.3.	The Company represents and warrants as follows:

a.	the Company holds unlimited and unconditional title to the Shares, and its rights with respect to the Shares are not subject to reduction, rescission or any type of nullification;

b.	the Shares are free of any third-party rights (beperkte rechten) or attachments, nor are there, with respect to the Shares, any options, preferential rights, or other rights pursuant to which any person is entitled to demand transfer of one or more of the Shares.

2.	Counterparts

This Share Agreement may be signed in two or more counterparts.

2/3

HOUTHOFF BURUMA

ADVOCATEN	NOTARISSEN	BELASTINGADVISEURS

IN WITNESS WHEREOF the parties hereto have executed this Share Agreement in two original copies.

IFCO SYSTEMS N.V.	IFCO SYSTEMS N.V.

By:	By:
name:	name:
position:	position:
place:	place:
date:	date:

SENIOR MANAGER:

name: place: date:

3/3

Annex E

TERMS AND CONDITIONS OF THE WARRANTS

WKN: 163 076

ISIN: NL 000 026 848 0

§ 1

Form

1.	Up to 4,393,095 warrants (the “Warrants”) have been allotted by IFCO Systems N.V., Rivierstaete, Amsteldijk 166, 1079 LH Amsterdam, The Netherlands, (the “Company”), to its current shareholders (the “Current Shareholders” and each an “Current Shareholder”) of record on December 13, 2002 (the “Record Date”) at a ratio of one Warrant per one issued and outstanding ordinary share of the Company held by such Current Shareholders. No Warrants shall be issued with respect to fractions of ordinary shares held by Current Shareholders. Subject to these terms and conditions of the Warrants (the “Terms and Conditions”), the Warrants carry the right to subscribe for new bearer Ordinary Shares (as defined in § 9.1 of these Terms and Conditions) in the Company (the “Warrant Shares” and each a “Warrant Share”). The Warrants shall rank pari passu among themselves.

2.	Warrants issued to Current Shareholders as of the Record Date listed on the Company’s New York share register shall be issued in certificated form (the “Certificated Warrants”). Warrants allotted to Current Shareholders that hold Ordinary Shares of the Company as of the Record Date through the clearing system of Clearstream Banking AG, Frankfurt am Main (“Clearstream”), shall be issued in bearer form (the “Bearer Warrants”).

Bearer Warrants shall be represented by a single definite global bearer warrant certificate (the “Global Bearer Warrant Certificate”), which shall be deposited with Clearstream.

All Warrant Shares issued upon exercise of the Warrants shall be held through the clearing system of Clearstream and shall be issued in bearer form. A holder of Bearer Warrants (each a “Holder” and collectively “Holders”) shall not be permitted to hold his/her Warrants in certificated form or have his/her Warrants evidenced by a warrant certificate.

3.	The Global Bearer Warrant Certificate shall represent such of the outstanding Warrants as shall be specified therein and shall provide that it shall represent the aggregate amount of outstanding Warrants from time to time endorsed thereon and that the aggregate amount of outstanding Warrants represented thereby may from time to time be increased, as appropriate, by adjustments made on the records of Clearstream.

4.	The Global Bearer Warrant Certificate shall be signed on behalf of the Company by any two Directors of the Company as permitted by the Company’s Articles of Association.

5.	The Global Bearer Warrant Certificate deposited with Clearstream shall bear the following legend on the front thereof (in addition to any other legends that may be required under applicable law or that the Company shall deem appropriate to reflect any other restrictions applicable to the Global Bearer Warrant Certificate or the Warrants represented thereby):

“THE WARRANTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR OTHER SECURITIES LAWS OF THE UNITED STATES OR ANY STATE OF THE UNITED STATES. NEITHER THESE WARRANTS NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF

IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT AND ALL APPLICABLE SECURITIES LAWS OF OTHER JURISDICTIONS OF THE UNITED STATES.”

§ 2

Exercise of the Warrants

1.	Subject to these Terms and Conditions, each Holder of a Warrant has the right (the “Subscription Right”) to subscribe for Warrant Share(s), which Subscription Right may be exercised at any time during the period of thirty (30) days immediately following the announcement by the Company of the exercise period for the Warrants, which announcement date shall be as soon as possible after the Valuation Determination Date (as defined in § 19 of these Terms and Conditions) (the “Exercise Period”) to exercise Warrants and receive from the Company the number of Warrant Shares which the Holder of the Warrant may at the time be entitled to receive upon exercise of such Warrants. The number of Warrant Shares to be delivered upon exercise of one Warrant shall be calculated, subject to the provisions of this § 2 of these Terms and Conditions, in accordance with Table A set forth in § 5 of these Terms and Conditions and is subject to adjustment under the circumstances as provided in § 9 of these Terms and Conditions. Pursuant to Table B, depending on the Company’s equity value (as determined in accordance with the provisions of Table A) as of the Valuation Date (as defined in § 19 of these Terms and Conditions), Warrant Shares issuable upon exercise of all issued and outstanding Warrants shall represent up to twenty-five percent (25%) of the Company’s total issued and outstanding ordinary share capital, including, without limitation, Ordinary Shares to be issued to Consenting Noteholders (as defined in § 19 of these Terms and Conditions) in exchange for Notes (as defined in § 19 of these Terms and Conditions) pursuant to the terms of the Restructuring Agreement (as defined in § 19 of these Terms and Conditions), as of the Valuation Date (as defined in § 19 of these Terms and Conditions). Prior to the issuance of the Warrant Shares to each Holder upon exercise of the Warrants, the Company will resolve to set off the amount due in Euro from each exercising Holder to cover the nominal value of the Warrant Shares issued upon exercise of the Warrants, against the respective claim of each Holder against the Company to make a payment in Euro from the Par Value Subscription Reserve (as defined in § 3 of these Terms and Conditions), subject to the provisions of § 3 of these Terms and Conditions. The number of Warrant Shares receivable upon exercise of a Warrant is subject to adjustment under certain circumstances as provided in § 9 of these Terms and Conditions. Each Warrant not exercised prior to 5:00 p.m. (Frankfurt time) on the last day of the Exercise Period (the “Expiration Time”) shall become void and all rights thereunder and all rights in respect thereof under these Terms and Conditions shall cease as of such time.

2.	The Company does not assume any liability for costs incurred by a Holder relating to the exercise of a Warrant unless otherwise specified in these Terms and Conditions. The Company will inform the Holders as soon as practicable prior to the commencement of the Exercise Period pursuant to § 2.3 hereof, if and to which extent it will pay any fees charged by depository banks to Holders in connection with the exercise of Warrants.

3.	The Company shall as soon as reasonably practicable prior to the commencement of the Exercise Period send to each Holder, the Transfer Agent and the Warrant Agent (in accordance with the provisions of these Terms and Conditions) notice of the commencement of the Exercise Period, which notice shall specify the number of Warrant Shares issuable upon exercise and confirm the Expiration Time. The Company shall as soon as reasonably practicable prior to the commencement of the Exercise Period publish an announcement in a German mandatory newspaper with nationwide circulation designated by Frankfurt Stock Exchange, which notice shall specify the number of Warrant Shares issuable upon exercise and confirm the Expiration Time.

4.	Subject to these Terms and Conditions, a Holder may validly exercise the Subscription Right at any time during the Exercise Period and prior to the Expiration Time by:

(a)	delivering a written subscription notice (the “Subscription Notice”) to the Warrant Agent, by use of a form available at the office of the Warrant Agent or by providing all information and statements requested in such Subscription Notice;

(b)	surrendering Warrants to the Warrant Agent by either (i) an irrevocable instruction to the Warrant Agent to withdraw the Warrants from the collective safe custody account, if any, maintained with the Warrant Agent, or (ii) by crediting the Warrants to the account of the Warrant Agent with Clearstream; and

(c)	paying in Euro to the Company any Subscription Contribution (as defined in § 3.2 of these Terms and Conditions) required for each Warrant then exercised.

A Warrant can only be exercised in respect of all Warrant Shares issuable upon the exercise of such Warrant.

5.	The Company shall issue the Warrant Shares to a Holder upon the Subscription Right being duly exercised and upon payment in Euro to the Company of any the Subscription Contribution (as defined in § 3.2 of these Terms and Conditions) for each Warrant then exercised. Payment of any Subscription Contribution not otherwise paid by the Company as provided in § 3.2 of these Terms and Conditions, shall be made in the form of wire transfer of immediately available funds or a certified or official bank or bank cashier’s check payable to the order of the Company. The Warrant Shares shall be issued in a form representing good delivery for the purpose of settlement on the Frankfurt Stock Exchange on the day on which the delivery is effected. Settlement of all Warrant Shares issued upon exercise of Warrants shall be effected as soon as practicable, but in any event no later than ten (10) Business Days (as defined in § 19 of these Terms and Conditions) following the Expiration Time.

6.	In the event that certificates for the Warrant Shares are issued, such certificate or certificates shall have such legends printed thereon or attached thereto as the Company shall deem appropriate to reflect any restrictions that may be applicable to the Warrant Shares represented thereby under applicable securities laws (including, without limitation, the 1933 Act (as defined in § 19 of these Terms and Conditions).

7.	A Warrant may only be exercised in respect of all Warrant Shares issuable upon exercise of such Warrant. The Warrant Agent shall cause all Warrants exercised to be canceled pursuant to the standard procedures of the Warrant Agent and Clearstream and in accordance with applicable law. The Warrant Agent shall account promptly to the Company with respect to the Warrants exercised and pay to the Company, as soon as practicable, in Euro, any and all monies received by the Warrant Agent in respect of any Subscription Contribution.

8.	The Warrant Agent shall keep copies of these Terms and Conditions and any written notices given or received hereunder available for inspection by the Holders during normal business hours at it office until the Expiration Time. The Company shall supply the Transfer Agent and the Warrant Agent from time to time with all written notices given by the Company as the Transfer Agent and the Warrant Agent may reasonably request.

9.	The Company shall not be required to issue a fractional Warrant Share upon exercise of any Warrant, and the number of Warrant Shares issuable to a Holder of a Warrant upon exercise of a Warrant shall be rounded down to the nearest whole number. As to any fraction of a Warrant Share which a Holder of one or more Warrants, the Subscription Rights under which are exercised in the same transaction, would otherwise be entitled to receive upon such exercise but for this § 2, the Company shall retain such fractional Warrant Shares and dispose of such fractional Warrant Shares, retaining the proceeds thereof for the benefit of the Company. If a Holder’s Subscription Contribution (as defined in § 3.2 of these Terms and Conditions) ends in a fraction of Euro cent, then such fraction of a Euro cent will be rounded up to the nearest whole Euro cent.

§ 3

Payment of Nominal Value

1.	In order to ensure that Warrant Shares issued upon exercise of the Warrants are legally issued and fully paid and non-assessable, the Company shall pay the exercise price of the Warrants by setting off the amount due in Euro from each exercising Holder to cover the nominal value of the Warrant Shares issued upon exercise of the Warrant, against the respective claim of each Holder against the Company to make a payment in Euro from the Par Value Subscription Reserve. “Par Value Subscription Reserve” shall mean a non-cash or book transfer by the Company from “capital in excess of par” to “stated capital” as reflected on the Company’s balance sheet of the requisite amount up to EUR 50,000, to be used to satisfy payment in Euro of the nominal value of Warrant Shares issuable upon exercise of all Warrants exercised by Holders during the Exercise Period, subject to § 3 of these Terms and Conditions. Such set-off will occur at the time of the exercise of the Warrants, up to an aggregate maximum amount of EUR 50,000 (or such higher amount as the shareholders of the Company may determine after the Effective Date (as defined in § 19 of these Terms and Conditions), in accordance with the Articles of Association, is necessary to comply with applicable securities laws and Dutch law), which set-off shall be satisfied through application of the Par Value Subscription Reserve.

2.	If the aggregate nominal value of all Warrant Shares issued upon exercise of all Warrants during the Exercise Period exceeds the Par Value Subscription Reserve, EUR 50,000 (or such higher amount established pursuant to § 3.2 hereof), the Company shall notify the Holders and the Warrant Agent in accordance with § 18.1 hereof, and each exercising Holder shall satisfy its pro rata share (the “Subscription Contribution”) of such excess, based on the number of Warrant Shares to be received by each Holder upon the exercise of its Warrants. Such payment shall be denominated in Euro.

3.	In the event that it is determined by the Company that any adverse tax consequence for the Company, either individually or in the aggregate, is likely to arise that exceeds EUR 50,000 as a result of such use of the Par Value Subscription Reserve by the Company to fund the Subscription Contribution, then the Company shall notify the Holders, the Transfer Agent and the Warrant Agent in accordance with § 18.1 hereof, and shall not use the Par Value Subscription Reserve to fund the nominal value of the Warrant Shares issued upon exercise of the Warrants on behalf of the Holders as provided in § 3.1 hereof. If the Company determines not to fund the nominal value of the Warrant Shares via the set-off as provided in § 3.1 hereof, then the Company shall instead act upon the instructions of the Holders, which instructions are hereby given to the Company by the Holders upon the acceptance of the Warrants (with written notice setting forth full details as to such action to be provided to the Warrant Agent), to cause a sufficient number of Warrant Shares issuable upon the exercise of the Warrants to be sold and the proceeds thereof shall be used to fund payment in Euro, on behalf of the exercising Holders, of the entire amount of the aggregate nominal value of all Warrant Shares issued upon exercise of all Warrants by Holders thereof during the Exercise Period, and the number of Warrant Shares deliverable under the Warrants to each exercising Holder of a Warrant shall be reduced on a pro rata basis to take account of the Warrant Shares sold to fund the Subscription Contribution of the Holders.

4.	If, pursuant to the terms of § 3.2 hereof, the Subscription Contribution is to be used by exercising Holders to satisfy their respective pro rata share of the amount by which the aggregate nominal value of all Warrant Shares issued upon exercise of all Warrants during the Exercise Period exceeds the amount of the Par Value Subscription Reserve, and such Subscription Contribution by the exercising Holders is deemed to be inconsistent with the exemption from registration under the 1933 Act upon which the Company is relying with respect to the Warrant Shares receivable upon exercise of the Warrants, then the Company shall notify the Holders and the Warrant Agent in accordance with § 18.1 hereof, and shall instead act upon the instructions of the Holders, which instructions are hereby given to the Company by the Holders upon the acceptance of the Warrants (with written notice setting forth full details as to such action to be provided to the Warrant Agent), to cause a sufficient number of Warrant Shares issuable upon the exercise of the Warrants to be sold and the proceeds thereof shall be used to fund payment in Euro, on behalf of the exercising Holders, of the entire amount of the aggregate nominal value of all Warrant Shares issued upon exercise of all Warrants with respect to the Warrant Shares receivable upon exercise of the Warrants by the Holders thereof during the Exercise Period, and the number of Warrant Shares deliverable under the

Warrants to each exercising Holder of a Warrant shall be reduced on a pro rata basis to take account of the Warrant Shares sold to fund the Subscription Contribution of the Holders.

5.	If the payment by the Holders of any Subscription Contribution results, in the Company’s sole determination, in the need to register the issuance of the Warrant Shares with any Governmental Body (as defined in § 19 of these Terms and Conditions) pursuant to any applicable securities laws (including, without limitation, any registration required under applicable U.S. securities laws), the Company shall cause such registration to be effected.

§ 4

Payment of Taxes

The Company will pay any tax and other governmental charges, including capital tax in The Netherlands (kapitaalbelasting) and all documentary stamp taxes, attributable to the initial issuance of Warrant Shares upon the exercise of Warrants, other than income taxes imposed on the Holders, provided that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of Warrant Shares in a name other than that of the Holder of the Warrants exercised for such Warrant Shares, and neither the Company nor the Warrant Agent shall be required to issue or deliver such Warrant Shares unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax (and the Company shall have provided the Warrant Agent with written confirmation as to the receipt of such payment) or shall have established to the satisfaction of the Company and the Warrant Agent that such tax has been paid. In no event shall the Warrant Agent have any obligations hereunder with respect to the payment of any taxes or governmental charges described in this § 4 of these Terms and Conditions or otherwise.

§ 5

Exchange Ratio Based on the Equity Value of the Company

The number of Warrant Shares to be delivered upon the exercise of each Warrant shall be calculated, subject to the provisions of § 2 of these Terms and Conditions, by (a) calculating the equity value (“Equity Value”) of the Company in accordance with § 6 of these Terms and Conditions and (b) matching the Equity Value to the corresponding range in the second column of the following table attached hereto as Table A which determines the shareholding (in percentage) in the Company that can be obtained by the Holders of the Warrants upon the full exercise of all Warrants. The number of Warrant Shares to be delivered upon the exercise of one Warrant is subject to adjustment under certain circumstances as provided in § 9 hereof.

TABLE A

EQUITY OVER WHICH THE WARRANTS ARE EXERCISABLE

Number of shares over which Warrants may be exercised123	Exercisable if Equity Value equals or falls between[4]	Consenting Noteholder Shareholding post- exercise of Warrants	Current Shareholder Shareholding post- exercise of Warrants
1.1	€310,000,000 and €329,999,999	89.0%	11.0%
2.3	€330,000,000 and €349,999,999	88.0%	12.0%
3.4	€350,000,000 and €369,999,999	87.0%	13.0%
4.7	€370,000,000 and €389,999,999	86.0%	14.0%
5.9	€390,000,000 and €409,999,999	85.0%	15.0%
7.1	€410,000,000 and €429,999,999	84.0%	16.0%
8.4	€430,000,000 and €449,999,999	83.0%	17.0%
9.8	€450,000,000 and €469,999,999	82.0%	18.0%
11.1	€470,000,000 and €489,999,999	81.0%	19.0%
12.5	€490,000,000 and €509,999,999	80.0%	20.0%
14.6	€510,000,000 and €529,999,999	78.5%	21.5%
16.9	€530,000,000 and €549,999,999	77.0%	23.0%
19.2	€550,000,000 and €569,999,999	75.5%	24.5%
21.6	€570,000,000 and €589,999,999	74.0%	26.0%
24.1	€590,000,000 and €609,999,999	72.5%	27.5%
26.8	€610,000,000 and €629,999,999	71.0%	29.0%
29.5	€630,000,000 and €649,999,999	69.5%	30.5%
32.3	€650,000,000 and €669,999,999	68.0%	32.0%
35.3	€670,000,000 and €689,999,999	66.5%	33.5%
38.5	€690,000,000 and above	65.0%	35.0%

[1]	For the avoidance of doubt, the proportion of equity over which Warrants may be exercised will be the specific amount set out in the schedule above and will not be a cumulative amount for valuation ranges up to the determined valuation.
[2]	Assumes there are 100 shares issued and outstanding immediately following the closing of the Restructuring with Current Shareholders holding 10 shares and Noteholders holding 90 shares.
[3]	For the avoidance of doubt, numbers in this column have been rounded to one decimal place. The true number of shares shall be calculated more accurately by reference to the exact percentages as set out in the final two columns of this table.
[4]	In the event that any Notes are not exchanged on or prior to the Effective Date, the values in this column shall be reduced by the lower of (i) the face value of the Notes outstanding and not exchanged pursuant to a Private Subscription plus all accrued and unpaid interest thereon as of the Valuation Date, or (ii) the aggregate cash amount or, in the case of non-cash consideration, the fair market value of such consideration as of the date of the exchange of such Notes, used between the Effective Date and the Valuation Date to redeem or otherwise extinguish any Notes not exchanged on or prior to the Effective Date.

§ 6

Valuation procedure

1.	As soon as possible after October 31, 2005 (the “Valuation Date”), the Company’s board of directors (the “Board of Directors”) will use the Market Method, described in § 6.2 hereof, to determine the equity value of the Company as of the Valuation Date for the purposes of determining the number of Warrant Shares issuable upon exercise of the Warrants.

2.	The Company’s equity valuation shall be determined by (i) taking the daily weighted (by reference to volume) average ordinary share price for a period starting from thirty (30) trading days prior to the Valuation Date and ending thirty (30) trading days after the Valuation Date (the “Valuation Period”), (ii) multiply such share price by the average number of Ordinary Shares in the Company issued and outstanding throughout this period to reach the Observable Market Value, and (iii) multiplying the Observable Market Value by the Gross-Up Multiple referenced in the following Table B to reach the total Equity Value (the “Market Method”).

TABLE B

MARKET METHOD FACTORS

Total Equity Value	Consenting Noteholders Value	Old Equity Value	Observable Market Value[1]	Gross-Up Multiple[2]
300	270	30	300.00	1.0000
320	284	36	315.56	1.0141
340	298	42	331.11	1.0268
360	312	48	346.67	1.0385
380	326	54	362.22	1.0491
400	340	60	377.78	1.0588
420	352	68	391.11	1.0739
440	364	76	404.44	1.0879
460	376	84	417.78	1.1011
480	388	92	431.11	1.1134
500	400	100	444.44	1.1250
520	407	113	452.22	1.1499
540	414	126	460.00	1.1739
560	421	139	467.78	1.1971
580	428	152	475.56	1.2196
600	435	165	483.33	1.2414
620	439	181	487.78	1.2711
640	443	197	492.22	1.3002
660	447	213	496.67	1.3289
680	451	229	501.11	1.3570
700	455	245	505.56	1.3846

[1]	To the extent that an Observable Market Value lies between two specified values, the Gross-Up Multiple shall be determined by linearly interpolating between the two Gross-Up Multiples corresponding to the two Observable Market Values between which the actual Observable Market Value lies.
[2]	Shown as to four decimal places.

3.	Notwithstanding the foregoing, if a majority of the Board of Directors determines that there has been a suspicion of market manipulation during the Valuation Period, then the Board of Directors will also determine the Company’s equity value using the Multiple Method described in § 6.4 below, and to the extent the Market Method differs from the Multiple Method by ten percent (10%) or more, then the matter shall be referred by the Company to the President of the Institute of Chartered Accountants of England and Wales for the purpose of appointing a single arbitrator (the “Arbitrator”). If the variance between the Market Method calculation and the Multiple Method calculation is less than ten percent (10%), the Board of Directors shall use the equity value determined by the Market Method to determine the number of Warrant Shares issuable pursuant to the Warrants.

4.	For the purpose of these Terms and Conditions, the equity valuation using the Multiple Method shall be calculated by (i) multiplying the reported consolidated EBITDA for the Company in the year ended on the Valuation Date using a multiple of eight (8) and (ii) subtracting net indebtedness, which is calculated as all funded debt instruments (including capital leases and preference shares) less cash and cash equivalents (the “Multiple Method”).

5.	Upon appointment, the Arbitrator shall commission and review the value opinions provided by three (3) independent international investment banks (the “Third Party Investment Banks”). Each of the following three parties shall select one of the three Third Party Investment Banks: (i) the three directors appointed to the Company’s Board of Directors by the Ad Hoc Committee (or its successor) representing the Consenting Noteholders, (ii) the three directors appointed to the Company’s Board of Directors by Schoeller Logistic Technologies GmbH and Schoeller Logistic Systems GmbH, and (iii) the Arbitrator. At the direction of the Arbitrator, the Company shall allocate the number of Warrant Shares issuable pursuant to the Warrants, based on an equity value equal to the average of the valuation analyses of the three Third Party Investment Banks.

6.	A copy of the valuation instructions (the “Valuation Instructions”) to be provided to the three Third Party Investment Banks for use in preparing their valuation analyses is set forth as § 7 hereof.

7.	If, on the Valuation Date, the Ordinary Shares in the Company are not listed on the Frankfurt Stock Exchange or any other stock exchange, then the matter shall be referred by the Company to the Arbitrator as described above in § 6.3 of these Terms and Conditions for the purpose of determining the Company’s equity value.

§ 7

Valuation Instructions to the Third Party Investment Banks

1.	Timetable

The three Third Party Investment Banks will each report their findings in writing (the “Written Valuation Opinions”) to the Arbitrator as defined herein within a period of four weeks from the commencement of their appointment. This period of four weeks shall only be extended by the Arbitrator acting in consultation with the Company’s Board of Directors.

2.	Market Manipulation

Market manipulation includes trading activity within the markets for the Company’s Ordinary Shares (“Manipulation”) which has resulted either in an increase or decrease (a “Deviation”) of the Company’s equity value as calculated by the Market Method. For the avoidance of doubt, references in this § 7 either to “Manipulation” or “Market Manipulation” shall not mean that any of the parties referred to herein have been, or are suspected of being, involved in any criminal or other illegal conduct or activities whatsoever.

3.	Determining a Point Valuation

In accordance with the Term and Conditions of the Warrants, the Third Party Investment Banks shall each provide a valuation (the “Point Valuation”) of the Company’s ordinary equity which removes the effects of any Deviation from the Company’s equity value as calculated under the Market Method.

4.	Sources of Information

(a)	For the avoidance of doubt, the three Third Party Investment Banks shall be entitled to use in their own discretion the following information when preparing their Written Valuation Opinions:

(i)	Any information relating to the Company which, immediately prior to the final day of the Valuation Period, is publicly available and which is not subject to any restrictions arising from confidentiality or other non-disclosure arrangements.

(ii)	Any information which the Company ordinarily provides or would provide to equity analysts in the ordinary course.

(iii)	Any other public information relating to the market, the industry and comparable companies which the three Third Party Investment Banks deem to be relevant.

(b)	When preparing their Written Valuation Opinions as described, the three Third Party Investment Banks are specifically prohibited from using any information relating to the Company and/or its business interests which does not fall within the categories described in 4(a)(i) and 4(a)(ii) above.

5.	Valuation to be Prepared by Third Party Investment Banks

The three Third Party Investment Banks will each provide to the Arbitrator separate Written Valuation Opinions as described. A copy of each Written Valuation Opinion should be provided to the Company’s Board of Directors by the Arbitrator, once completed. For each Third Party Investment Bank, the contents of their Written Valuation Opinions shall be limited to the following:

(a)	A single Point Valuation of the Company’s equity value. Each of the three Third Party Investment Banks is expressly prohibited from providing their equity valuations within their Written Valuation Opinions in the form of a range. For the avoidance of doubt, valuations shall not be “per share” valuations;

(b)	The valuation methodologies used in determining the Point Valuation;

(c)	A summary of the information used when determining the Point Valuation; and

(d)	Confirmation that the Point Valuation excludes those factors or matters specified in clause 8 (“Excluded Items”) below.

6.	Equity Value

For the avoidance of doubt and for the purposes of preparing their Written Valuation Opinions only, the three Third Party Investment Banks shall treat the Company’s equity value as the value attributable to the entire issued ordinary share capital of the Company on the Valuation Date independent of its structure of Ordinary Shares, warrants and other equity securities.

7.	Valuation Techniques

The three Third Party Investment Banks shall be entitled to use any generally accepted valuation techniques or methodologies for the purposes of arriving at their respective Point Valuations as would ordinarily be used by reasonably competent third party investment banks when conducting similar written valuation opinions on arm’s length terms for other business entities in the open market.

8.	Excluded Items

The three Third Party Investment Banks shall have regard to the following matters when carrying out their Written Valuation Opinions:

(i)	No Control Premium: The Company’s equity value calculated by the three Third Party Investment Banks shall exclude any premium that could be added to reflect a controlling equity interest in the Company.

(ii)	No Strategic Premium: The Company’s equity value calculated by the three Third Party Investment Banks shall not reflect any possible “strategic” premium that a potential acquirer of the Company’s business might pay to reflect possible financial or operational synergies, improved market position, or any other business factor.

9.	Questions and/or Requests for Information

(a)	The Third Party Investment Banks shall have the opportunity to meet with the Company’s management team and/or members of the Board of Directors to discuss the business and ask any questions which they may have, save that no material price sensitive information which has not previously been made public may be disclosed by the Company to the three Third Party Investment Banks during these meetings with the Company’s management team and/or members of the Board of Directors.

(b)	Should any of the three Third Party Investment Banks have any questions, or require any additional information, when preparing their Written Valuation Opinions for the Arbitrator within the timetable identified in clause 1 above, then the three Third Party Investment Banks should submit their questions and/or requests for information to the Arbitrator in writing.

(c)	The Arbitrator shall ensure that copies of any written questions and/or requests for information, and their written responses, are circulated to each of the three Third Party Investment Banks involved in conducting their Written Valuation Opinions, with a copy to the Company’s Board of Directors, promptly, and in any event, prior to any Written Valuation Opinions being concluded.

§ 8

Restrictions on Transferability

The Warrants and the Warrant Shares may not be transferred, hypothecated or assigned before the satisfaction of conditions intended to ensure compliance with the provisions of the 1933 Act. Satisfaction of such conditions shall be determined by the Company, the Warrant Agent and the Transfer Agent, as applicable.

§ 9

Merger, Consolidation and Sale of Assets; Adjustments

1.	The number of Warrant Shares for which each Warrant is exercisable shall be subject to adjustment from time to time as set forth in this § 9 of these Terms and Conditions. “Ordinary Shares” shall mean (except where the context otherwise indicates) the Ordinary Shares, EUR 0.10 par value (or such other par value as adjusted by any capital reduction), of the Company as constituted on the Effective Date, and any capital stock into which such Ordinary Shares may thereafter be changed, and shall also include (i) capital stock of the Company of any other class (regardless of how denominated) issued to the holders of Ordinary Shares upon any reclassification thereof which is also not preferred as to dividends or assets over any other class of shares of the Company and which is not subject to redemption and (ii) ordinary shares of any successor or acquiring corporation received by or distributed to the holders of Ordinary Shares of the Company. “Affiliate” shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person. For the purpose of this definition, “control” when used with respect to any person, whether through the ownership or otherwise, and the terms “controlling” and “controlled” have the meaning as correlative to the foregoing.

(a)	Subject to the provisions of lit. (b) of this § 9.1, in case of the consolidation of the Company with, or merger of the Company with or into, or of the sale of all or substantially all of the properties, business or assets of the Company to, any Person, and in connection therewith consideration in the form of ordinary shares of the successor or acquiring corporation, or any cash, shares of capital stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of ordinary shares of any successor or acquiring corporation (“Other Property”) is to be received by or distributed to holders of Ordinary Shares (or other securities or property purchasable upon exercise of Warrants) in exchange therefore, the Warrants shall remain subject to these Terms and Conditions and each Warrant shall, after such consolidation, merger or sale, entitle the Holder thereof to receive upon exercise the number of ordinary shares of capital stock and Other Property of the Company or of such Person resulting from such consolidation or surviving such merger or to which such sale shall be made, as the case may be, that would have been distributable or payable on account of the Ordinary Shares (or other securities or property purchasable upon exercise of Warrants) if such Warrant had been exercised immediately prior to such merger, consolidation or sale (or, if applicable, the record date therefore), subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Company, acting on an affirmative vote of at least five of the seven members thereof or as otherwise provided in the Company’s Articles of Association) to implement the adjustments contemplated in this § 9.1 (a); and in case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition applicable to the Warrants under these Terms and Conditions to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Company, acting on an affirmative vote of at least five of the seven members thereof or as otherwise provided in the Company’s Articles of Association) in order to provide for adjustments of Ordinary Shares for which Warrants are exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in this § 9.1(a). For purposes of this § 9.1, “ordinary shares” of the “successor or acquiring corporation” shall include capital stock of such corporation of any class which is not preferred as to dividends or assets over any other class of shares of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of capital stock or other securities which are convertible into or exchangeable for any such shares, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such shares. The foregoing provisions of this § 9.1 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or dispositions of assets.

(b)	Notwithstanding the provision of § 9.1 (a) hereof (i) if (A) the Company merges or consolidates with, or sells all or substantially all of its property, business or assets to, another person or (B) a person or persons acting in concert with such person (collectively the “Offeror”) make an offer to the holders of any class of voting or non-voting equity share capital of the Company, and in each of (A) and (B) above consideration is payable to holders of Ordinary Shares in exchange for their Ordinary Shares in connection with such merger, consolidation, sale or offer which consists solely of cash, where the equity value of the Company, as determined by multiplying the consideration payable to the holders of Ordinary Shares by the appropriate number in the fifth column of Table B set out in § 6.2 hereof (using the aggregate consideration payable to holders of Ordinary Shares as the observable market value for the purposes of defining the observable market value in the fourth column of such table), is in an applicable amount set forth in the second column of Table A set out in § 5 hereof or (ii) in the event of the dissolution, liquidation or winding up of the

Company where the equity value of the Company, as determined using the valuation procedures established pursuant to § 6 hereof, is in an applicable amount set forth in the second column of Table A set out in § 5 hereof, then, (I) in the case of (i) above, a Holder, in the event that such Holder notifies the Company in writing that he wishes to participate in any such merger, consolidation, sale, offer or proposal, and (II) in the case of (ii) above, each Holder, shall be entitled to receive distributions on the date of such event on an equal basis with holders of Ordinary Shares (or other securities issuable upon exercise of such Holders’ Warrants) as if such Holder’s Warrants had been exercised immediately prior to such event, less any Subscription Contribution with respect to the Warrant Shares (or other securities issuable upon exercise of such Holder’s Warrants) into which such Warrants are exercisable. Upon receipt of such payment by a Holder (or by an electing Holder in the case of (I) above) referred to in the preceding sentence, if any, the rights of a Holder (or of an electing Holder in the case of (I) above) shall terminate and cease and such Warrants shall expire. In case of any such merger, consolidation, sale of assets or offer or proposal in which a Holder has elected to participate, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding up of the Company, the Company shall deposit promptly with the Warrant Agent the funds, if any, necessary to pay the Holders. After receipt of such deposit from such person or the Company and after the surrender of Warrants, the Warrant Agent shall make payment by delivering a check in the amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such person or persons as it may be directed in writing by the Holder surrendering such Warrant. In the case of (i) above, in the event that a Holder does not accept such offer or proposal by the close of such merger, consolidation or sale, such Holder’s Warrants shall remain outstanding unless the Offeror has offered to issue a new warrant to such Holder in exchange for such Holder’s Warrants, which new warrant (to be substantially on the same terms and conditions as the Warrant set forth in this Warrant Certificate, as determined by resolution of the Board of Directors, acting on an affirmative vote of at least five of the seven members thereof; provided, that if an affirmative vote of at least five of the seven members of the Board of Directors cannot be obtained, the Board of Directors shall designate an internationally recognized investment bank (not affiliated with the Company or any of its shareholders) to determine whether or not the terms and conditions of any such new warrants are substantially the same as those set forth in these Terms and Conditions, which determination of such investment bank shall be binding on the Board of Directors and shall be given effect by a resolution of the Board of Directors), shall be exercisable for such number of shares, securities or other property of the Offeror per Ordinary Share as the Offeror offered to holders of Ordinary Shares in its offer or proposal thereto. Notwithstanding anything to the contrary in § 9.1 (b) (i), if Holders representing an aggregate of no less than sixty six and two-thirds percent (66 2/3%) of the total outstanding Warrants elect to participate in the merger, consolidation, sale, offer or proposal, then the remaining Holders shall be obligated to participate in such merger, consolidation, sale, offer or proposal on the same terms and conditions as those Holders electing to participate.

(c)	Notwithstanding the provisions of § 9.1 (a) hereof, in the event that any Offeror is required under applicable Dutch or German law to make an offer to the holders of any class of voting or non-voting equity share capital and to the holders of any class of voting or non-voting equity share capital of the Company, then the Company, so far as it is able, shall ensure that the Offeror makes an appropriate offer or proposal, in relation to the Warrants, to each Holder thereof. The Board of Directors shall obtain advice from an independent financial advisor on the offer or proposal to the Holders and shall as soon as reasonably practicable, and subject to any rule of law or regulation, make the substance of such advice known to the Holders, together with the Board of Directors’ view on such offer or proposal. In the event that a Holder accepts such offer or proposal by the close of such offer or proposal, the rights of such Holder to exercise the Warrants in respect of which such Holder has accepted such offer or proposal shall, subject to receipt by such Holder, or such other Person as such Holder may direct to the Offeror in writing, of the payment in cash or the shares, securities or other property to be received by the Holder in connection with such offer or proposal, terminate on acceptance of such offer or proposal and such Warrants shall expire. In the event that a Holder does not accept such offer or proposal by the close of such offer or proposal, such Holder’s Warrants shall remain outstanding unless the Offeror has offered to issue a new warrant to such Holder in exchange for such Holder’s Warrant, which new warrant (to be substantially on the same terms and conditions as the Warrant set forth in this Warrant Certificate, as determined by resolution of the Board of Directors, acting on an affirmative vote of at least five of the seven members thereof; provided, that if an affirmative vote of at least five of the seven members of the Board of Directors cannot be obtained, the Board of Directors shall designate an internationally recognized investment bank (not affiliated with the Company or any of its shareholders) to determine whether or not the terms and conditions of any such new warrants are substantially the same as those set forth in these Terms and Conditions, which determination of such investment bank shall be binding on the Board of Directors and shall be given effect by a resolution of the Board of Directors), shall be exercisable for such number of shares, securities or other property of the Offeror per Ordinary Share as the Offeror offered to holders of Ordinary Shares in its offer or proposal thereto. Upon such offer by the Offeror to such Holder, the Holder shall be required to accept such new warrant in exchange for its Warrant, whereupon, subject to receipt by the Holder of such new warrant, the rights of such Holder shall terminate and such Holder’s Warrants shall expire.

2.	The number of Warrant Shares issuable upon exercise of each Warrant shall be subject to adjustment from time to time as follows, provided, that where any adjustments are made in accordance with the following to the aggregate number of Warrant Shares to be received on exercise of the Warrants, such adjustment shall be allocated between each of the Warrants on a pro rata basis:

(a)	In case the Company shall (i) subdivide its issued and outstanding Ordinary Shares, (ii) combine its issued and outstanding Ordinary Shares into a smaller number of Ordinary Shares, or (iii) issue any shares of its share capital in a reclassification of the Ordinary Shares (other than a reclassification in connection with a merger, consolidation, or other business combination which will be governed by § 9.1 hereof), the number and kind of Warrant Shares or share capital of the Company issuable upon the exercise of a Warrant (as in effect immediately prior to such dividend, distribution, subdivision, combination or issuance) shall be proportionately adjusted so that the Holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares in the share capital of the Company that such Holder would have been entitled to receive immediately following any of the events described above if such Warrant had been exercised immediately prior to the happening of such event or any record date with respect thereto (with any record date requirement being deemed to have been satisfied).

(b)	If at any time the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive any dividend or other distribution of: (i) any Ordinary Shares, or (ii) any warrants or other rights to subscribe for or purchase any Ordinary Shares (including, without limitation, Ordinary Shares issued upon exercise of management options granted pursuant to the Management Share Incentive Plan), such that any such issuance (the “Equity Issuance”), either individually or in the aggregate, exceeds 0.5% of the total issued and outstanding equity of the Company immediately following the date the Effective Date, Table A, as set forth in § 5 above, will be adjusted as follows: (i) each number in Columns 3 and 4 will be multiplied by a factor equal to X/(X+Y) where X is the total number of Ordinary Shares post-exercise of Warrants as if the Equity Issuance had not occurred and Y is the number of Ordinary Shares issued pursuant to the Equity Issuance; and (ii) each number in Column 2 will be multiplied by a factor equal to (X+Y)/X where X is the total number of Ordinary Shares post-exercise of Warrants as if the Equity Issuance had not occurred and Y is the number of Ordinary Shares issued pursuant to the Equity Issuance.

(c)	(i) If any event (other than an event which is subject to paragraphs (a) and (b) of this § 9.2) shall occur as to which the other provisions of § 9.1 or this § 9.2 are not strictly applicable, but the failure to make any adjustment would have the effect of depriving Holders of the benefit of all or a portion of the exercise rights in respect of any Warrant in accordance with the essential intent and principles of this § 9.2, then, in each such case, the Board of Directors of the Company shall provide for an appropriate adjustment, on a basis consistent with the essential intent and principles established in this § 9.2 necessary to preserve, without dilution, such exercise rights. The

Company will promptly send a written notice setting forth full details with respect to such adjustments to the Warrant Agent and inform the Holders in accordance with § 18.1 hereof and the Company shall make the adjustments described therein.

(ii) The Company will not, by amendment of its Articles of Association or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of these Terms and Conditions, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders against dilution or other impairment.

(d)	No adjustment in the aggregate number of Warrant Shares shall be required unless such adjustment (plus any other adjustments not previously made by reason of this paragraph (d)) would require an increase or decrease of at least 0.5% in the number of Warrant Shares; provided, however, that any adjustments that by reason of this paragraph (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one thousandth of a Warrant Share.

(e)	If the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to any shareholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(f)	Neither the Warrant Agent nor the Transfer Agent shall be required to make any determination with respect to the adjustments in this § 9.

§ 10

Acceleration

1.	Notwithstanding the provisions of § 9 hereof, if, at any time after the Effective Date, but prior to the termination of the Exercise Period, (i) the Company receives an offer from any Person or (ii) an offer is made by any Person to the holders of any class of voting or non-voting equity share capital of the Company, in each of (i) and (ii) above, which offer includes an offer to the Company to consolidate or merge with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Ordinary Shares of the Company), or sell, transfer or otherwise dispose of all or substantially all of the Company’s property, assets or business to another corporation prior to the Expiration Time, following the Board of Directors’ formal determination to accept any such offer, and pursuant to the terms of such offer, merger, consolidation or disposition of assets, ordinary shares of the successor or acquiring corporation, or any cash, other securities or Other Property are to be received by or distributed to the holders of Ordinary Shares of the Company that, after adjustment of such offer by multiplying such offer by the appropriate number in the fifth column of Table B set out in § 6.2 hereof (using the aggregate consideration payable to holders of Ordinary Shares as the observable market value for the purposes of defining the observable market value in the fourth column of Table B set out in § 6.2 hereof), values the Company at a level which would entitle the Warrants to be exercised pursuant to the equity values listed in the second column of Table A set out in § 5 hereof (an “Acceleration Offer”), then immediately prior to the closing of the transaction to which the Acceleration Offer is related, Warrants in respect of which exercise has been elected pursuant to § 10.2 hereof shall (y) accelerate as to the applicable amount set forth in the second column of Table A set out in § 5 hereof and (z) be exchanged for Warrant Shares.

2.	In the event of an Acceleration Offer, for the period immediately following the Board of Directors’ formal determination to accept any Acceleration Offer (acting on the affirmative vote of at least five of the seven members of the Board of Directors or as otherwise provided in the Company’s Articles of Association) and prior to the closing of the transaction to which the Acceleration Offer relates (the “Acceleration Offer Exercise Period”), a Holder of a Warrant may exercise such Warrant, on any Business Day, for all of the number of Warrant Shares issuable thereunder. Upon the occurrence of an Acceleration Offer, the Warrant shall be exercisable for such number of Warrant Shares calculated by (a) multiplying the Acceleration Offer by the appropriate number in the fifth column of Table B set out in § 6.2 hereof (using the aggregate consideration payable to holders of Ordinary Shares as the observable market value for the purposes of defining the observable market value in the fourth column of Table B set out in § 6.2 hereof) and (b) by matching the value of such adjusted Acceleration Offer with the applicable amount set forth in the second column of Table A set out in § 5 hereof, including any applicable adjustments provided under § 9 of these Terms and Conditions. Each Warrant not exercised prior to the end of the Acceleration Offer Exercise Period shall become void and all rights thereunder and all rights in respect thereof under these Terms and Conditions shall cease as of such time; provided, that any Acceleration Offer Exercise Period shall remain open for at least twenty (20) Business Days.

§ 11

Notice on Adjustment and/Acceleration to the Warrant Holders

1.	Whenever the number of Warrant Shares for which each Warrant is exercisable shall be adjusted pursuant to §§ 9.1(a) or 9.2 hereof, the Company shall forthwith prepare a certificate to be executed by any two Directors of the Company as permitted under the Company’s Articles of Association setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Company determined the fair value of any shares of stock, other securities or property or warrants or other subscription or purchase rights referred to in §§ 9.1(a) or 9.2) hereof, specifying the number of Warrant Shares for which each Warrant is exercisable and (if such adjustment was made pursuant to §§ 9.1(a), 9.2(a), 9.2(b) or 9.2(c) hereof) describing the number and kind of any other shares or Other Property for which each Warrant is exercisable after giving effect to such adjustment or change. The Company shall promptly cause a signed copy of such certificate to be delivered to each Holder and the Warrant Agent in accordance with § 18.1 hereof. The Company shall keep at its office or agency designated pursuant to § 16 copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective purchaser of a Warrant designated by a Holder thereof.

2.	If at any time during the Exercise Period:

(a)	the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of capital stock of any class or any other securities or property, or to receive any other right;

(b)	there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another corporation; or

(c)	there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases, the Company shall give to Holders (i) at least 30 days’ prior written notice (with a copy to the Warrant Agent) of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least 30 days’ prior written notice (with a copy to the Warrant Agent) of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Ordinary Shares shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up. Each such written notice shall be delivered to Holders and the Warrant Agent in accordance with § 18.1 hereof.

§ 12

No Impairment

1.	The Company shall not by any action, including, without limitation, amending its Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of these Terms and Conditions, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holders against impairment. Without limiting the generality of the foregoing, the Company will (a) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares upon the exercise of the Warrants and (b) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under these Terms and Conditions.

2.	Upon the request of a Holder, the Company will at any times during the period each Warrant is outstanding acknowledge in writing, in form satisfactory to the Holder, the continuing validity of each Warrant held by such Holder and the obligations of the Company hereunder.

§ 13

Reservation and Authorization of Ordinary Shares;

Registration with or Approval of any Governmental Body

1.	The Company will at all times reserve and keep available for issuance upon the exercise of Warrants, free of pre-emptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof, such number of its authorized but unissued Warrant Shares as will be sufficient to permit the exercise in full of all outstanding Warrants.

2.	The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants will be (i) upon payment of Subscription Contribution with respect to the Warrant Shares issuable upon the exercise of any such the Warrants and (ii) upon issuance of the Warrant Shares, duly authorized and validly issued, fully paid and not subject to any calls for funds and non-assessable, free of pre-emptive rights (other than those validly and effectively disapplied or waived) and free from all taxes, liens, charges and security interests with respect to the issuance thereof. Any Warrant Shares which may be issued upon exercise of Warrants shall rank pari passu with all the Ordinary Shares then in issue save that they shall not entitle the holder of the Warrant Shares to any dividends or distributions declared, paid or made on the Ordinary Shares by reference to any record date prior to, or in respect of any period ending prior to, the date of issue.

3.	Before taking any action which would result in an adjustment in the number of Warrant Shares for which each Warrant is exercisable, the Company shall obtain all such authorizations or exemptions therefore, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

4.	If any Warrant Shares required to be reserved for issuance upon exercise of Warrants require registration or qualification with any Governmental Body or other governmental approval or filing under any federal or state law before such shares may be so issued, the Company will in good faith and as expeditiously as possible and at its expense endeavor to cause such shares to be duly registered or such approval to be obtained or filing made.

§ 14

Taking of Record; Share Capital and Warrant Transfer Books

In the case of all dividends or other distributions by the Company to the holders of its Ordinary Shares with respect to which any provision of § 9.2 hereof refers to the taking of a record of such holders, the Company will in each such case take such a record and will take such record as of the close of business on a Business Day. The Company will not at any time, except upon dissolution, liquidation or winding up of the Company, close its stock transfer books or warrant transfer books so as to result in preventing or delaying the exercise or transfer of any Warrant.

§ 15

Listing on Frankfurt Stock Exchange

The Warrants shall be admitted to the Official List of the Frankfurt Stock Exchange. The Company will, to the extent permitted under Dutch and German laws, at its expense, list, maintain and, when necessary, increase such listing of, all Warrant Shares issued or, issuable upon the exercise of the Warrants so long as any ordinary shares of the Company are listed on the Frankfurt Stock Exchange during the Exercise Period.

§ 16

Office of Company

As long as any Warrants remain outstanding, the Company shall maintain an office or agency (which may be the principal executive offices of the Company) where the Global Bearer Warrant Certificate, these Terms and Conditions and documents related to the Company that shall be disclosed under these Terms and Conditions may be reviewed as provided in the Terms and Conditions.

§ 17

Warrant Agent/Paying Agent

1.	Commerzbank AG, Kaiserplatz, 60261 Frankfurt am Main, Germany, shall be the warrant agent (the “Warrant Agent”).

2.	Commerzbank Aktiengesellschaft, Kaiserplatz, 60261 Frankfurt am Main, Germany, shall be the paying agent with respect to the Warrants (the “Paying Agent”).

3.	The Warrant Agent and the Paying Agent act solely as agents of the Company. There is no agency or fiduciary relationship between the Warrant Agent and the Paying Agent on the one hand and Holders on the other hand.

4.	Deutsche Bank Trust Company Americas, a New York Corporation, 60 Wall Street, New York, NY 10005, USA, shall be the transfer agent with respect to Warrants held in certificated form and Deutsche Bank AG, Taunusanlage 12, 60325 Frankfurt am Main, Germany, shall be the German transfer agent (jointly referred to as the “Transfer Agent”).

5.	Should any event occur which would result in the Warrant Agent, the Paying Agent and or the Transfer Agent being unable to act as Warrant Agent, Paying Agent or Transfer Agent, as the case may be, the Company shall be entitled to appoint another bank of international standing in Frankfurt am Main and/or in New York as Warrant Agent, Paying Agent or Transfer Agent. The appointment of a new Warrant Agent, Paying Agent or Transfer Agent shall be published or respectively notified in accordance with § 18.1 without undue delay.

6.	The Warrant Agent, the Paying Agent and the Transfer Agent shall be liable for making, failing to make or accepting statements or for acting or failing to act only and insofar as they fail to act with the diligence of a prudent merchant.

§ 18

Miscellaneous

1.	Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made to

(a)	the Company, the Warrant Agent, the Paying Agent, the Transfer Agent and/or Holders pursuant to the provisions of these Terms and Conditions shall be sufficiently given or made if in writing and either delivered in person with receipt acknowledged or sent by registered or certified airmail, return receipt requested, postage prepaid, or by overseas courier, or by telecopy and confirmed by telecopy answerback, addressed as follows:

(i)	If to the Company at:

IFCO Systems N.V.

Zugspitzstrasse 7

D-82049 Pullach

Germany

Telephone: +49 89 744 91 244

Facsimile: +49 89 744 91 239

Attn: Karl Pohler, Michael Nimtsch

(ii)	If to the Warrant Agent at:

Commerzbank Aktiengesellschaft

Kaiserplatz

D-60261 Frankfurt am Main

Germany

(iii)	If to the Paying Agent at:

Commerzbank Aktiengesellschaft

Kaiserplatz

D-60261 Frankfurt am Main

Germany

(iv)	If to the Transfer Agent at:

Deutsche Bank Trust Company Americas

60 Wall Street

New York, NY 10005

USA

Attn: Corporate Trust and Agency Services

Mail Stop: MSNY 60-2515

and

Deutsche Bank AG

Taunusanlage 12

60325 Frankfurt am Main

Germany

Telephone: +49 69 910 35274

Telefax: +49 69 910 38794

(v)	If to Holders, at the addresses on the file with the Company or the Transfer Agent maintained for such purpose.

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) Business Days after the same shall have been deposited in the mail or sent by overseas courier. Failure or delay in delivering copies of any notice, demand, request, approval, declaration, delivery or other communication to the person designated above to receive a copy shall in no way adversely affect the effectiveness of such notice, demand, request, approval, declaration, delivery or other communication. In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the principal office of the Warrant Agent.

(b)	Holders or holders of Warrant Shares holding their Warrants or Warrant Shares through the clearing system of Clearstream shall be made upon a publication in a mandatory newspaper with nationwide circulation designated by the Frankfurt Stock Exchange.

2.	The Company, acting on an affirmative vote of at least five of the seven members of its Board of Directors, with the written consent of the Warrant Agent and the Holders of a majority of the then outstanding Warrants may from time to time supplement or amend these Terms and Conditions. The consent of each Holder shall be required for any amendment to these Terms and Conditions pursuant to which the number of Warrant Shares issuable upon exercise of the Warrants would be decreased (other than in accordance with §§ 9.1, 9.2 and 10 hereof), the Exercise Period with respect to the Warrants would be reduced, or any other changes that could reasonably be expected to have a material adverse effect on the Holders’ rights hereunder or with respect to the Warrants. Notwithstanding the foregoing, the Company and the Warrant Agent may make, without the consent of the Holders, any changes or corrections to these Terms and Conditions (i) that they deem appropriate to cure any defective or inconsistent provision or manifest error herein contained or (ii) that they may deem necessary or desirable and that shall not adversely affect the interests of the Holders. Notwithstanding anything to the contrary in this § 18.2, the Company shall be permitted to amend these Terms and Conditions without the consent of the Warrant Agent, the Transfer Agent or any Holder of Warrants prior to the time the Warrants become unconditional on the Effective Date.

3.	If any provision of these Terms and Conditions shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining Terms and Conditions. Invalid provisions shall, according to the intent and purpose of these Terms and Conditions, be replaced by such valid provision which in its economic effect comes as close as legally possible to that of the invalid provision.

4.	These Terms and Conditions shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. Place of performance shall be Frankfurt am Main, Germany. Place of jurisdiction shall be Frankfurt am Main, Germany. The Holders shall be entitled to assert their claims also before a competent court in The Netherlands. In any such court the laws of the Federal Republic of Germany shall apply as well.

5.	Nothing in these Terms and Conditions shall be construed to give to any Person other than the Company, the Warrant Agent, the Paying Agent, the Transfer Agent and the Holders any legal or equitable right, remedy or claim under these Terms and Conditions; but these Terms and Conditions shall be for the sole and exclusive benefit of the Company and the above mentioned persons.

6.	Prior to the exercise of the Warrants, no Holder, as such, shall be entitled to any rights of a shareholder of the Company, including, without limitation, the right to receive dividends or subscription rights, the right to vote, to consent, to exercise any pre-emptive right, to receive any notice of meetings of shareholders for the election of directors of the Company or any other matter or to receive any notice of any proceedings of the Company, except as may be specifically provided for herein. Except as otherwise provided for herein, the

Holders are not entitled to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company’s affairs.

§ 19

Definitions

The following terms have the respective meanings set forth below:

“1933 Act” shall mean the U.S. Securities Act of 1933, as amended.

“Acceleration Offer” shall have the meaning set for in § 10.1 of these Terms and Conditions.

“Acceleration Offer Exercise Period” shall have the meaning set forth in § 10.2 of these Terms and Conditions.

“Affiliate” shall have the meaning set forth in § 9.1 of these Terms and Conditions.

“Arbitrator” shall have the meaning set forth in § 6.3 of these Terms and Conditions.

“Asset Sale” shall mean any direct or indirect sale, issuance, conveyance, assignment, transfer, lease, or other disposition (including any sale and lease-back transaction), other than to the Company or any of its Material Subsidiaries, in any single transaction or series of related transactions.

“Bearer Warrants” shall have the meaning set forth in § 1.2 of these Terms and Conditions.

“Board of Directors” shall have the meaning set forth in § 6.1 of these Terms and Conditions.

“Business Day” shall mean any day of the year on which national banking institutions in New York, New York; London, England; Frankfurt, Germany; or Amsterdam, The Netherlands are open to the public for conducting business and are not required or authorized to close.

“Capitalized Lease Obligations” shall mean with respect to any Person, indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated and whether or not voting) of corporate stock, partnership or limited liability company interests, or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, Common Stock and Preferred Stock of such Person, or any option, warrant, or other security convertible into any of the foregoing.

“Certificated Warrants” shall have the meaning set forth in § 1.2 of these Terms and Conditions.

“Clearstream” shall have the meaning set forth in § 1.2 of these Terms and Conditions.

“Common Stock” of any Person shall mean all Capital Stock of such Person that is generally entitled (i) to vote in the election of directors of such Person or (ii) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers, or others that will control the management and policies of such Person.

“Company” shall have the meaning set forth in § 1.1 of these Terms and Conditions.

“Consenting Noteholders” shall mean each of the noteholders signatory to the Restructuring Agreement.

“Consolidated Interest Expense” shall mean, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person and its material subsidiaries on a consolidated basis including, but not limited to:

(i)	Redeemable Dividends, whether paid or accrued, on Preferred Stock;

(ii)	imputed interest included in Capitalized Lease Obligations;

(iii)	all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(iv)	the net costs or profits associated with Hedging Obligations;

(v)	amortization of other financing fees and expenses;

(vi)	the interest portion of any deferred payment obligation;

(vii)	amortization of discount or premium, if any;

(viii)	interest-equivalent costs associated with any Permitted Receivables Financing, whether accounted for as interest expense or loss on the sale of Receivables and Related Assets (factoring); and

(ix)	all other non-cash interest expense (other than interest amortized to cost of sales); plus, without duplication, (i) all net capitalized interest for such period, (ii) all interest incurred or paid under any guarantee of indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, and (iii) the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Company that does not constitute Disqualified Capital Stock).

“Consolidated Net Income” shall mean, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its material subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however that there shall be excluded therefrom:

(i)	extraordinary or exceptional gains and losses, including, but not limited to, any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its material subsidiaries other than in the ordinary course of business; and

(ii)	income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued).

“Current Shareholder” shall have the meaning set forth in § 1.1 of these Terms and Conditions.

“Deviation” shall have the meaning set forth in § 7.2 of these Terms and Conditions.

“Disqualified Capital Stock” shall mean any Capital Stock of a Person or a material subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable solely at the option of the holder thereof.

“EBITDA” shall mean, with respect to any Person and its material subsidiaries, for any period, an amount equal to:

(a)	the sum of:

(i)	Consolidated Net Income for such period, plus

(ii)	the provisions for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provisions for taxes utilized in computing net loss under Section (a) hereof, plus

(iii)	Consolidated Interest Expense for such period, plus

(iv)	depreciation for such period on a consolidated basis, plus

(v)	amortization for such period on a consolidated basis, plus

(vi)	any other non-cash items decreasing Consolidated Net Income for such period (other than any non-cash item requiring an accrual or reserve for cash disbursements in any future period), plus

(vii)	all one-time, non-recurring losses, minus

(b)	the sum of:

(i)	all non-cash items increasing Consolidated Net Income for such period (other than any non-cash item that represents a reversal of an accrual or reserve initially recorded in anticipation of a cash disbursement to be made in a future period), all for such Person and its material subsidiaries determined on a consolidated basis in accordance with US GAAP (based in Euro);

(ii)	all Granulate Sales; and

(iii)	all one-time, non-recurring profits or gains.

“Effective Date” shall mean the date upon which all steps to implement the Restructuring, as set out in the Restructuring Agreement, have been completed.

“Equity Issuance” shall have the meaning set forth in § 9.2(b) of these Terms and Conditions.

“Equity Value” shall have the meaning set forth in § 5 of these Terms and Conditions.

“Excluded Items” shall have the meaning set forth in § 7.5(d) of these Terms and Conditions.

“Exercise Period” shall have the meaning set forth in § 2.1 of these Terms and Conditions.

“Expiration Time” shall have the meaning set forth in § 2.1 of these Terms and Conditions.

“GAAP” shall mean generally accepted accounting principles consistently applied as in effect in the United States.

“Global Bearer Warrant Certificate” shall have the meaning set forth in § 1.2 of these Terms and Conditions.

“Governmental Body” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Granulate Sales” shall mean sales of RPC granulates as a result of the sales of broken RPCs. The Company uses the RPC granulate in the RPC manufacturing process.

“Hedging Obligations” shall mean, with respect to any Person, the net payment obligations of such Person under (a) interest rate swap agreements, interest rate capital agreements and interest rate collar agreements, and (b) other agreements or arrangements entered into in order to protect such Person against fluctuations in commodity prices, interest rates or currency exchange rates.

“Holder” shall have the meaning set forth in § 1.2 of these Terms and Conditions.

“Management Share Incentive Plan” shall mean the management share incentive plan contemplated under the Restructuring Agreement and duly adopted by the Company following approval at a meeting of the Company’s shareholders (if required by applicable Dutch law), covering five percent (5%) of the Company’s fully diluted Ordinary Shares immediately following the completion of the Restructuring.

“Manipulation” shall have the meaning set forth in § 7.2 of these Terms and Conditions.

“Material Subsidiaries” shall mean the companies listed in Schedule G to the Restructuring Agreement.

“Market Method” shall have the meaning set forth in § 6.2 of these Terms and Conditions.

“Multiple Method” shall have the meaning set forth in § 6.4 of these Terms and Conditions.

“Net Income” shall mean, with respect to any Person, for any period, the net income (loss) of such Person determined in accordance with GAAP.

“Noteholders” shall mean Consenting Noteholders.

“Notes” shall mean the EUR 200,000,000 10.625% Senior Subordinated Notes due 2010 issued by the Company pursuant to the Indenture dated as of 8 March 2000, as amended by the First Supplemental Indenture, dated as of 31 May 2000 and by the Second Supplemental Indenture, dated as of 8 September 2000.

“Offeror” shall have the meaning set forth in § 9.1(b) of these Terms and Conditions.

“Ordinary Shares” shall have the meaning set forth in § 9.1 of these Terms and Conditions.

“Other Property” shall have the meaning set forth in § 9.1(a) of these Terms and Conditions.

“Par Value Subscription Reserve” shall have the meaning set forth in § 3.1 of these Terms and Conditions.

“Paying Agent” shall have the meaning set forth in § 17.2 of these Terms and Conditions.

“Person” shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Private Subscription” shall mean the offer by the Company to the Consenting Noteholders of an exchange of their Notes for Ordinary Shares, pursuant to the Restructuring Agreement.

“Point Valuation” shall have the meaning set forth in § 7.3 of these Terms and Conditions.

“Preferred Stock” shall mean any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions, or liquidation proceeds of such Person over the holders or other Capital Stock issued by such Person.

“Receivables and Related Assets” shall mean accounts receivable and instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to such receivables, including interests in merchandise and goods, the sale or lease of which gives rise to such receivable, related contractual rights, guarantees, insurance proceeds, collections, other related assets, and proceeds of all the foregoing.

“Record Date” shall have the meaning set forth in § 1.1 of these Terms and Conditions.

“Redeemable Dividend” shall mean, for any dividend or distribution with regard to Preferred Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal or national income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

“Restructuring” shall mean the financial restructuring of the Company and its subsidiaries on the terms and subject to the conditions set forth in the Restructuring Agreement, with such modifications as mutually agreed to by the Company, the Consenting Noteholders (as defined in the Restructuring Agreement) signatories to the Restructuring Agreement, Schoeller Logistic Technologies Holding GmbH and Schoeller Logistic Systems GmbH.

“Restructuring Agreement” shall mean that certain Restructuring Agreement, dated as of 18 September 2002, among the Company, the Consenting Noteholders (as defined in the Restructuring Agreement) signatories to the Restructuring Agreement, Schoeller Logistic Technologies Holding GmbH and Schoeller Logistic Systems GmbH.

“RPC” shall mean returnable plastic containers.

“Subscription Contribution” shall have the meaning set forth in § 3.2 of these Terms and Conditions.

“Subscription Notice” shall have the meaning set forth in § 2.4(a) of these Terms and Conditions.

“Subscription Right” shall have the meaning set forth in § 2.1 of these Terms and Conditions.

“Terms and Conditions” shall have the meaning set forth in § 1.1 of these Terms and Conditions.

“Third Party Investment Banks” shall have the meaning set forth in § 6.5 of these Terms and Conditions.

“Transfer Agent” shall have the meaning set forth in § 17.4 of these Terms and Conditions.

“Valuation Date” shall have the meaning set forth in § 6.1 of these Terms and Conditions.

“Valuation Determination Date” shall mean the date of the final determination of the equity value of the Company as of the Valuation Date as provided in Section 6 of these Terms and Conditions.

“Valuation Instructions” shall have the meaning set forth in § 6.6 of these Terms and Conditions.

“Valuation Period” shall have the meaning set forth in § 6.2 of these Terms and Conditions.

“Warrant Agent” shall have the meaning set forth in § 17.1 of these Terms and Conditions.

“Warrants” shall have the meaning set forth in § 1.1 of these Terms and Conditions.

“Warrant Shares” shall have the meaning set forth in § 1.1 of these Terms and Conditions.

“Written Valuation Opinions” shall have the meaning set forth in § 7.1 of these Terms and Conditions.

IFCO Systems N.V.

Amsterdam, in December 2002